UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RENAISSANCERE HOLDINGS LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend our 2014 Annual General Meeting of Shareholders to be held on May 20, 2014, at 9:00 a.m., Atlantic Daylight Time, at Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda.

The Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please read it carefully.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we are providing access to our proxy materials principally by notifying you of the availability and location at which you can access our proxy materials on the internet. We believe this allows us to efficiently provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our meeting.

Your vote is important to us regardless of the size of your holding. To ensure your shares are represented at the meeting, whether or not you plan to attend in person, we urge you to vote your shares as soon as possible. Voting instructions can be found in the General Information section of the Proxy Statement.

Thank you for your continued support of RenaissanceRe.

April 10, 2014

Sincerely,

Ralph B. Levy

Non-Executive Chair of the Board of Directors

Kevin J. O’Donnell

President and Chief Executive Officer

RENAISSANCERE HOLDINGS LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be Held on May 20, 2014

Notice is hereby given that our 2014 Annual General Meeting of Shareholders (the “Annual Meeting”) will be held at Renaissance House, 12 Crow Lane, Pembroke, Bermuda on May 20, 2014, at 9:00 a.m., Atlantic Daylight Time. The items of business are as follows:

1.	Election of four (4) Class I directors to serve until our 2017 Annual General Meeting of Shareholders;

2.	Non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; and

3.	Ratification of the appointment of Ernst & Young Ltd., as the Company’s independent registered public accounting firm, to serve as our auditors for the 2014 fiscal year and until our 2015 Annual General Meeting of Shareholders, and to refer the determination of the auditors’ remuneration to the Board of Directors of the Company.

At the Annual Meeting, shareholders will receive the report of our independent auditors and our financial statements for the year ended December 31, 2013, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 18, 2014 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Stephen H. Weinstein

Corporate Secretary

TABLE OF CONTENTS

GENERAL INFORMATION

RENAISSANCERE HOLDINGS LTD.

Renaissance House

12 Crow Lane

Pembroke HM 19 Bermuda

ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be Held on May 20, 2014

GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:	You are receiving these proxy materials because you were a shareholder of RenaissanceRe Holdings Ltd. (“RenaissanceRe” or the “Company”) as of March 18, 2014 (the “Record Date”) and are entitled to attend and vote at the Annual Meeting to be held at Renaissance House, 12 Crow Lane, Pembroke, Bermuda on May 20, 2014, at 9:00 a.m., Atlantic Daylight Time, or any postponement or adjournment thereof.

This proxy statement (this “Proxy Statement”) summarizes the information you need to know to vote at the Annual Meeting. The notice regarding the availability of proxy materials, this Proxy Statement, the Notice of Annual General Meeting (the “Notice”), and the proxy card are first being made available to shareholders on or about April 10, 2014. We have made available with this Proxy Statement our 2013 Annual Report to Shareholders, although the Annual Report should not be deemed to be part of this Proxy Statement.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials?

A:	Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) and applicable Bermuda law, we are providing access to our proxy materials over the internet. Accordingly, we are sending the Notice to holders of our common shares, par value $1.00 per share. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice (the “Internet”) or to request to receive a printed set of the proxy materials, as described below.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Access (for viewing and/or printing purposes) our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.
If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How can I receive a printed copy of the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Request a printed copy of our proxy materials for the Annual Meeting; and

•	Instruct us to send printed copies of our future proxy materials to you by mail.

If you choose to receive future proxy materials by mail, your election to receive proxy materials by mail will remain in effect until you terminate it.

Q:	What will I be voting on at the Annual Meeting?

A:	You will be voting on three items (individually, a “Proposal” and, collectively, the “Proposals”):

1.	To elect four (4) Class I directors to serve until our 2017 Annual General Meeting of Shareholders (the “Board Nominees Proposal”);

2.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the “Say on Pay Proposal”); and

3.	To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2014 fiscal year and until our 2015 Annual General Meeting of Shareholders, and to refer the determination of the auditors’ remuneration to the Board of Directors of the Company (the “Board”) (collectively, the “Independent Auditors Proposal”).

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Proxy Statement 1

GENERAL INFORMATION—CONTINUED

Q:	What are the voting recommendations of the Board?

A:	The Board recommends the following votes:

1.	“FOR” the Board Nominees Proposal

2.	“FOR” the Say on Pay Proposal

3.	“FOR” the Independent Auditors Proposal

Q:	Who is entitled to vote?

A:	The Board has set March 18, 2014 as the Record Date for the Annual Meeting. If you were the beneficial owner of common shares held in street name, or a shareholder of record with respect to our common shares at the close of business on the Record Date, you are entitled to notice of, and may vote at, the Annual Meeting. The common shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

Q:	What is the quorum requirement?

A:	As of March 18, 2014, 41,261,149 common shares were issued and outstanding. The presence of two persons in person and throughout the Annual Meeting representing, in person or by proxy, more than 50% of the common shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by the Board. MacKenzie Partners is acting as the solicitation agent on behalf of the Board. See “Who pays the costs of soliciting proxies?” below. The persons named in the proxy card have been designated as proxies by the Board. Such persons designated as proxies are officers of RenaissanceRe.

Q:	Who pays the costs of soliciting proxies?

A:	The Company will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist in the solicitation of proxies for a fee of $10,000, plus the reimbursement of certain expenses.

Further solicitation may be made by our directors, officers, and employees personally, by telephone, Internet, or otherwise, but such persons will not be specifically compensated for such services. We may also solicit, through bankers, brokers, or other persons, proxies from beneficial holders of the common shares. Upon request, we will reimburse brokers, dealers, banks, or similar entities for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of common shares which such persons hold of record.
Q:	What is the difference between holding common shares as a shareholder of record and as a beneficial owner of common shares held in street name?

A:	Shareholder of Record. If your common shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by Broadridge Financial Solutions, Inc., the Company’s tabulation agent and Inspector of Election (our “Inspector of Election”).

Beneficial Owner of Common Shares Held in Street Name. If your common shares are held in an account at a brokerage firm, bank, broker-dealer, or similar organization, then you are the beneficial owner of common shares held in street name, and the Notice should have been forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner of common shares held in street name, you have the right to direct that organization on how to vote the common shares held in your account.

Q:	If I am a shareholder of record of common shares, how do I vote?

A:	If you are a shareholder of record, you may vote in person at the Annual Meeting, in which case we will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy in accordance with the following instructions:

•	You may vote by proxy over the Internet by following the instructions provided in the Notice; or

•	If you requested printed copies of the proxy materials by mail, you must either:

1.	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope; or

2.	vote by Internet (instructions are on the proxy card).

Q:	If I am a beneficial owner of common shares held in street name, how do I vote?

A:	If you are a beneficial owner of common shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain and produce at the Annual Meeting a valid proxy from the organization that holds your common shares along with valid identification. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you have the right to direct your brokerage firm, bank, broker-dealer, or similar organization on how to vote the common shares held in your account. Please refer to the voting instructions provided by such organization for directions as to how to vote the common shares that you beneficially own.

2	Proxy Statement

GENERAL INFORMATION—CONTINUED

Q:	What does it mean if I receive more than one Notice or set of printed proxy materials?

A:	Generally, it means that you hold common shares registered in more than one account. To ensure that all of your shares are voted, please vote in the manner described above with respect to each Notice or in the proxy card accompanying the proxy materials.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholder of Record. If you are a shareholder of record and you:

•	indicate when voting on the Internet that you wish to vote as recommended by our Board; or

•	if you sign and return a proxy card without giving specific voting instructions,

then the proxies will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. Withheld votes for election of directors and proxies marked as abstentions to a proposal will not be counted except for purposes of determining whether a quorum is present.

Beneficial Owner of Common Shares Held in Street Name. If you are a beneficial owner of common shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. See “Which Proposals are considered ‘routine’ or ‘non-routine’?” below. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter at least ten (10) days before the Annual Meeting, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular non-routine matter, broker non-votes (like abstentions) will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by that organization.

Q:	Which Proposals are considered “routine” or “non-routine”?

A:	Under the rules of the New York Stock Exchange (the “NYSE”), (i) Proposal 1 (Board Nominees Proposal) and Proposal 2 (Say on Pay Proposal) are non-routine matters, and (ii) Proposal 3 (Independent Auditors Proposal) is a routine matter.
Q:	May I change my vote after I have submitted a proxy or otherwise instructed how my shares are to be voted?

A:	Yes. You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. You may vote again on a later date by following the same procedures by which you submitted your original vote, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. Your latest vote or proxy, however submitted, will be counted. If you wish to change your vote or revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Q:	Am I entitled to appraisal rights?

A:	The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of Bermuda grant appraisal rights to shareholders.

Q:	How does the voting take place at the Annual Meeting?

A:	The nominees for election to serve as a Class I director at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors up to the maximum number of directors for such Class (four (4) for Class I) to be chosen at the Annual Meeting. This is called plurality voting. If you vote, your shares will be voted for election of all four (4) of the director nominees unless you give instructions to “withhold” your vote for one or more director candidates. Withheld votes for director nominees will not be counted except for purposes of determining whether a quorum is present at the Annual Meeting or any adjournments thereof. The Say on Pay Proposal and the Independent Auditors Proposal each requires the affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting. The vote on the Say on Pay Proposal is not binding on the Board or the Company. A hand vote will be taken unless a poll is requested pursuant to the Amended and Restated Bye-laws of the Company (the “Bye-laws”). Proxies marked as abstentions to a proposal will not be counted except for purposes of determining whether a quorum is present.

The rules of the NYSE do not permit your bank, broker or other nominee to vote your shares on proposals that are not considered routine. When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to that proposal, your bank, broker or other nominee cannot vote your shares on that proposal. This generally is referred to as a broker non-vote. Your bank, broker or other nominee may not vote your shares with respect to (i) the Board Nominees Proposal or (ii) the Say on Pay Proposal in the absence of your specific instructions as to how to vote with respect to each of these Proposals because, under the rules of

Proxy Statement 3

GENERAL INFORMATION—CONTINUED

the NYSE, these Proposals are considered to be non-routine. For routine matters, unless your proxy indicates otherwise, the persons named as your proxies will vote your shares according to the recommendation of the Board.

Q:	How many votes do I have?

A:	Each of our common shares entitles its holder to one vote on each matter that is voted upon at the Annual Meeting or any adjournments thereof, subject to certain provisions of our Bye-laws that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in our Bye-laws, more than 9.9% of the common shares to not more than 9.9% of the total voting power of our capital stock unless otherwise waived at the discretion of the Board. In addition, the Board may limit a shareholder’s voting rights where the Board deems it necessary to do so to avoid adverse tax, legal, or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.9%, thereby requiring a corresponding reduction in such other shareholder’s voting power.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of common shares with reason to believe that it is a shareholder whose common shares carry more than 9.9% of the voting power of RenaissanceRe contact us promptly so that we may determine whether the voting power of such holder’s common shares should be reduced. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of common shares, the names of persons having beneficial ownership of the shareholder’s common shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of common shares attributable to any person. The Board may disregard the votes attached to common shares of any holder who fails to respond to such a request or who, in the Board’s judgment, submits incomplete or inaccurate information. The Board retains the discretion to make such final adjustments that it considers fair and reasonable in all circumstances as to the aggregate number of votes attaching to the common shares of any shareholder to ensure that no shareholder’s voting power is more than 9.9% of the total voting power of our capital stock at any time.

These restrictions may be waived by the Board in its sole discretion. To date, the Board has never granted such a waiver.

Q:	What else will happen at the Annual Meeting?

A:	At the Annual Meeting, the only other item currently on the agenda is for the shareholders to receive the report of Ernst & Young Ltd., our independent auditors, and our financial statements for the year ended December 31, 2013.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Election and published on a Form 8-K filed within four (4) business days following the Annual Meeting.

Q:	How can I communicate with RenaissanceRe’s Board?

A:	Our Board encourages any shareholder or other party who is interested in communicating directly with the Board, any committee of the Board, or our non-management directors as a group to do so by addressing the communication in care of our Corporate Secretary with a request to forward the communication to the intended recipient. Any such communications properly addressed to the Corporate Secretary will be forwarded to the intended recipient unopened. Shareholders can send communications electronically by clicking on “secretary@renre.com” under “Contact Us—Legal or Corporate Information” at our website located at www.renre.com or by mail to: RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton HM GX, Bermuda, Attn: Corporate Secretary.

4	Proxy Statement

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

The table below sets forth the names, ages, and titles of the executive officers, directors, and nominees for director of RenaissanceRe as of March 18, 2014. The executive officers provide functional oversight of the Company’s business units and have primary responsibility for setting Company policy and decision-making authority. Our executive officers include the members of the Governance Committee of the Chief Executive Officer (the

“Governance Committee”), which currently consists of the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer, the Chief Risk Officer, the General Counsel and the Chief Accounting Officer, and each other person who meets the definition set forth under the Exchange Act. Currently, each of our Named Executive Officers is a member of the Governance Committee.

Name	Age	Position
Ralph B. Levy	68	Non-Executive Chair of the Board of Directors
Kevin J. O’Donnell	47	Chief Executive Officer, President, Global Chief Underwriting Officer and Director
Peter C. Durhager	43	Executive Vice President and Chief Administrative Officer
Jeffrey D. Kelly	60	Executive Vice President and Chief Financial Officer
Ian D. Branagan	46	Senior Vice President and Chief Risk Officer
Stephen H. Weinstein	45	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
Mark A. Wilcox	46	Senior Vice President, Chief Accounting Officer and Corporate Controller
David C. Bushnell	59	Director
James L. Gibbons	50	Director
Brian G. J. Gray	51	Director
Jean D. Hamilton	67	Director
Henry Klehm III	55	Director
W. James MacGinnitie	75	Director
Anthony M. Santomero	67	Director
Nicholas L. Trivisonno	66	Director
Edward J. Zore	68	Director

Ralph B. Levy has served as one of our directors since 2007 and as Non-Executive Chair of the Board since May 2011. Mr. Levy is a Class III director. In January 2012, Mr. Levy joined JAMS as an Atlanta office arbitration and mediation neutral panel member. In 2011, Mr. Levy retired from his position as a Senior Partner at the law firm King & Spalding LLP, which he joined in 1974 and where he served as Managing Partner from 1993 to 1999. Mr. Levy is a former chairman (2004 to 2006) and served through June 2012 as a member of the Board of Directors of the Attorneys’ Liability Assurance Society (Bermuda) Ltd., a Bermuda-based mutual insurance company, and its U.S. subsidiary, Attorneys’ Liability Assurance Society, Inc., on whose Board of Directors Mr. Levy also served during such time. Earlier in his career, Mr. Levy served as a military trial lawyer and judge in the U.S. Navy Judge Advocates General’s Corp.

Kevin J. O’Donnell has served as our Chief Executive Officer since July 2013, President since November 2012, Global Chief Underwriting Officer since January 2010 and as one of our directors since July 2013. The Company has announced that in July 2014, Ross A. Curtis will assume the role of Global Chief Underwriting Officer of the Company. Mr. O’Donnell previously served in a number of roles with the Company since joining the Company in 1996, including Executive Vice President, Senior Vice President, Vice President, and Assistant Vice President.

Peter C. Durhager, Executive Vice President, has served as our Chief Administrative Officer since 2003 and as President of RenaissanceRe Services Ltd. since 2004. Mr. Durhager is responsible for RenaissanceRe’s Global Shared Services division, including Human Resources & Organizational Development, Marketing, Operations, Information Technology, and Administration. Prior to his employment at RenaissanceRe, Mr. Durhager was a co-founder and Vice Chairman, President and Chief Operating Officer of Promisant Holdings Ltd. from 2000 to 2003. Prior to that, Mr. Durhager was Chairman and CEO of Logic Communications Ltd. from 1996 until 2000.

Jeffrey D. Kelly has served as our Executive Vice President and Chief Financial Officer since 2009. Prior to joining RenaissanceRe, Mr. Kelly served as Chief Financial Officer of National City Corporation from 2000 until his retirement from National City Corporation in 2008. Mr. Kelly had also served in the additional post of Vice Chairman of National City Corporation from 2004. In October 2012, Mr. Kelly was reelected as a member of the Board of Directors of The Progressive Corporation, on which he previously served from 2000 until 2009.

Proxy Statement 5

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE—CONTINUED

Ian D. Branagan, Senior Vice President, has served as our Chief Risk Officer since 2009 and as the Head of Group Risk Modeling since 2005. Mr. Branagan joined the Company in 1998 to open the Company’s Dublin office, later relocating to Bermuda with additional responsibilities for underwriting risk and modeling across the Company’s (re)insurance operations. Mr. Branagan subsequently assumed the responsibility of managing risk globally for the Company and, in 2013, relocated to the Company’s London office. Prior to joining the Company, Mr. Branagan led the international activities of Applied Insurance Research Inc. (“AIR”), which included the development and marketing of AIR’s catastrophe models and tools.

Stephen H. Weinstein, Senior Vice President since 2005, has served with us as General Counsel and Corporate Secretary since joining RenaissanceRe in 2002 and as Chief Compliance Officer since 2004. From 2002, Mr. Weinstein also served as a Vice President of RenaissanceRe. Prior to joining RenaissanceRe, Mr. Weinstein specialized in corporate law as an attorney at Willkie Farr & Gallagher LLP.

Mark A. Wilcox has served as our Senior Vice President and Chief Accounting Officer since 2006 and as our Corporate Controller since 2005. Prior to this, Mr. Wilcox served as our Vice President and Internal Auditor from 2003. Prior to joining RenaissanceRe, Mr. Wilcox worked for PricewaterhouseCoopers LLP from 1997 until 2003, where he was Senior Manager of Audit and Business Advisory Services within the firm’s Insurance Practice. Mr. Wilcox is a Certified Public Accountant and a Chartered Financial Analyst.

David C. Bushnell has served as one of our directors since 2008. Mr. Bushnell is a Class I director. Mr. Bushnell has served as the principal of Bushnell Consulting, a financial services consulting firm, since 2008. Mr. Bushnell retired from Citigroup Inc. (“Citigroup”) in 2007, after 22 years of service. Mr. Bushnell served as the Senior Risk Officer of Citigroup from 2003 through 2007 and retired as Chief Administrative Officer in 2007. Following his retirement from Citigroup, Mr. Bushnell served as a consultant to Citigroup until December 31, 2008. Previously, Mr. Bushnell worked for Salomon Smith Barney Inc. (later acquired by Citigroup) and its predecessors in a variety of positions, including as a managing director and Chief Risk Officer. In 2011, Mr. Bushnell was appointed Chief Risk Officer of Cordia Bancorp Inc. (“Cordia”), a publicly held company. Mr. Bushnell serves on the Board of Directors of Cordia, and its wholly owned subsidiary, Bank of Virginia. He serves both as a member of the Asset/Liability Committee and as the Chair of Credit Committee of the Board of Directors of Cordia.

James L. Gibbons has served as one of our directors since 2008. Mr. Gibbons is a Class I director. Mr. Gibbons is a Bermudian citizen who is Chairman of Harbour International Trust Company Limited and is the Treasurer of Edmund Gibbons Limited. Mr. Gibbons also serves as a Director of CAPITAL G Bank Limited, a Bermuda-based financial services organization, as well as President of Bermuda Air Conditioning Limited. In June 2013, Mr. Gibbons was elected as a member of the Board of Directors of Nordic American Tankers Limited, a publicly held company. Formerly, Mr. Gibbons served as Chairman of CAPITAL G Limited from 1999 to 2013.

Brian G. J. Gray has served as one of our directors since May 2013. Mr. Gray is a Class II director. From 2008 until his retirement in 2012, Mr. Gray served as Group Chief Underwriting Officer of Swiss Reinsurance Company Ltd. (“Swiss Re”) and was a member of Swiss Re’s Group Executive Committee. From 2005 through 2008 he was a member of the Group Executive Board, responsible for underwriting Property and Specialty Product Lines on a global basis for Swiss Re. Mr. Gray joined Swiss Re in Canada in 1985, and served in a variety of roles, including President and Chief Executive Officer of Swiss Re Canada from 2001 to 2005 and Senior Vice President of Swiss Re Canada from 1997 to 2001.

Jean D. Hamilton has served as one of our directors since 2005. Ms. Hamilton is a Class I director. Ms. Hamilton is an independent consultant/private investor and a Member of the Brock Capital Group LLC. Previously, she held various positions with Prudential Financial, Inc., including Executive Vice President, and was Chief Executive Officer of Prudential Institutional from 1998 through 2002. Prior to joining Prudential, she held several positions with The First National Bank of Chicago, including Senior Vice President and Head of the Northeastern Corporate Banking Department. She is currently a Trustee and member of the Audit Committee of First Eagle Funds and First Eagle Variable Funds.

Henry Klehm III has served as one of our directors since 2006. Mr. Klehm is a Class III director. In 2008, Mr. Klehm joined the law firm Jones Day as a partner in the firm’s Securities Litigation & SEC Enforcement Practice. From 2002 to 2007, Mr. Klehm served as Global Head of Compliance for Deutsche Bank, AG. Prior to joining Deutsche Bank, AG, Mr. Klehm served as Chief Regulatory Officer and Deputy General Counsel at Prudential Financial from 1999 to 2002. Prior to joining Prudential, Mr. Klehm served in various positions with the SEC, including as Senior Associate Director of the Northeast Regional Office.

W. James MacGinnitie has served as one of our directors since 2000 and was the Non-Executive Chair of the Board from 2005 to 2011. Mr. MacGinnitie is a Class II director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from 1997 to 1999. Prior to joining CNA, Mr. MacGinnitie was a partner of Ernst & Young Ltd. and National Director of its actuarial services. Earlier in his career, he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Mr. MacGinnitie is a Fellow of both the Casualty Actuarial Society and the Society of Actuaries, and has served as President of both organizations as well as of the American Academy of Actuaries and the International Actuarial Association. Mr. MacGinnitie served on the Board of Directors of Trustmark Mutual Holding Company from 2000 until his retirement from the board in 2010.

Anthony M. Santomero has served as one of our directors since 2008. Mr. Santomero is a Class I director. Mr. Santomero served as Senior Advisor at McKinsey & Company from 2006 to 2008. From 2000 to 2006, Mr. Santomero was President and Chief Executive Officer of the Federal Reserve Bank of Philadelphia. Prior to joining the Federal Reserve, Mr. Santomero was the Richard K. Mellon Professor of Finance at the University of Pennsylvania’s Wharton School and held various positions there, including Director of the Financial Institutions Center and Deputy Dean. Mr. Santomero serves on the Board of Directors of Penn Mutual Life Insurance Company, Citigroup, Citibank, N.A and Columbia Funds. Mr. Santomero currently serves as the Chair of the Audit Committee of Citigroup Inc. and Chairman of the Board of Directors of Citibank, N.A. In addition, Mr. Santomero formerly served on the Board of Directors of BofA Fund Series Trust until 2011.

6	Proxy Statement

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE—CONTINUED

Nicholas L. Trivisonno has served as one of our directors since 2004. Mr. Trivisonno is a Class III director. Mr. Trivisonno was Chairman and Chief Executive Officer of ACNielsen Corporation from 1996 through 2001. Prior to joining ACNielsen, he was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Corporation. Previously, he had held several positions at GTE Corporation, including Group President, Executive Vice President, Strategic Planning, Senior Vice President Finance, and Vice President and Controller. Mr. Trivisonno began his career as a certified public accountant with Arthur Andersen & Co. and was appointed a managing partner in 1986.

Edward J. Zore has served as one of our directors since 2010. Mr. Zore is a Class III director. Mr. Zore served in a variety of capacities at The Northwestern Mutual Life Insurance Company, principally as Chairman (2009 to 2010), as Chief Executive Officer (2001 to 2010), and as President (2000 to 2009). He currently serves on the Northwestern Mutual Board of Trustees and as a member of the Audit Committee of Russell Company, a subsidiary of Northwestern. Mr. Zore began his career with the Northwestern Mutual investment department, and also served as the company’s Executive Vice President, Chief Financial Officer and Chief Investment Officer, and as a director of Northwestern Mutual Series Fund, Inc. He is the Lead Director of the Board of Directors of ManpowerGroup Inc., and is the Chair of its Executive Compensation and Human Resources Committee. Previously, Mr. Zore served as Chairman of the Board of Mason Street Funds, Inc. from 2000 to 2007.

Proxy Statement 7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

The following table sets forth information as of March 18, 2014 (unless otherwise noted) with respect to the beneficial ownership of common shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws for (i) each person known by us to own beneficially 5% or more of the outstanding common shares; (ii) our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer, and each of the three remaining most highly compensated executive officers as of December 31, 2013 (collectively, our “Named Executive Officers”); (iii) each of our directors and nominees for director; and (iv) all of our executive officers and directors as a group. The total number of common shares outstanding as of March 18, 2014, was 41,261,149.

Name and Address of Beneficial Owner (1)	Number of Common Shares	Percentage of Class
TimesSquare Capital Management, LLC (3) 7 Times Square, 42nd Floor New York, NY 10036	3,882,950	9.41%(2)
FMR LLC (4) 245 Summer Street Boston, Massachusetts 02110	3,669,219	8.89%(2)
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	2,748,116	6.66%(2)
BlackRock, Inc. (6) 40 East 52nd Street New York, NY 10022	2,555,076	6.19%(2)
Kevin J. O’Donnell (7)	696,694	1.69%
Peter C. Durhager (8)	134,707	*
Jeffrey D. Kelly (9)	90,529	*
Ian D. Branagan (10)	92,860	*
Stephen H. Weinstein (11)	234,350	*
David C. Bushnell (12)	12,161	*
James L. Gibbons (13)	12,161	*
Brian G. J. Gray (14)	2,768	*
Jean D. Hamilton (15)	18,337	*
Henry Klehm III (16)	14,552	*
Ralph B. Levy (17)	18,820	*
W. James MacGinnitie (18)	27,387	*
Anthony M. Santomero (19)	12,161	*
Nicholas L. Trivisonno (20)	26,289	*
Edward J. Zore (21)	6,842	*
Neill A. Currie (22)	1,224,762	2.97%
All of our executive officers and directors (23 persons) (23)	2,245,224	5.44%
*	Less than 1%
(1)	Pursuant to the regulations promulgated by the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.
(2)	The percent of class shown was based on the common shares reported as beneficially owned on the Schedule 13G or Schedule13G/A as at December 31, 2013, as applicable, and the total number of shares outstanding as of March 18, 2014.
(3)	According to a Statement on Schedule 13G/A filed with the Commission on February 10, 2014 by TimesSquare Capital Management, LLC (“TimesSquare”), TimesSquare is the beneficial owner of 3,882,950 common shares as at December 31, 2013, and TimesSquare has the sole power to vote or to direct the voting of 2,738,950 common shares and sole power to dispose of or to direct the disposition of 3,882,950 common shares.
(4)

According to a Statement on Schedule 13G/A filed with the Commission on February 14, 2014 by FMR LLC, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 3,618,220 common shares as at December 31, 2013 as a result of acting as investment advisor to various investment companies. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the Fidelity funds each has the sole power to dispose of the 3,618,220 common shares owned by the Fidelity funds. Fidelity SelectCo, LLC (“SelectCo”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 43,778 common shares as at December 31, 2013 as a

8	Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS—CONTINUED

result of acting as investment advisor to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo funds each has sole power to dispose of the 43,778 common shares owned by SelectCo funds. Neither Edward C. Johnson 3d nor FMR LLC has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by its funds’ Boards of Trustees. According to this Schedule 13G/A, members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. Members of the Johnson family and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 7,221 common shares as at December 31, 2013 as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole power to vote or to direct the voting of 7,221 common shares owned by the institutional accounts managed by PGATC.
(5)	According to a Statement on Schedule 13G filed with the Commission on February 12, 2014 by The Vanguard Group, LLC (“Vanguard”), Vanguard is the beneficial owner of 2,748,116 common shares as at December 31, 2013. Vanguard has the sole power to vote or to direct the voting of 37,926 common shares and sole or shared power to dispose of or to direct the disposition of 2,748,116 common shares.
(6)	According to a Statement on Schedule 13G/A filed with the Commission on February 3, 2014 by BlackRock, Inc. (“BlackRock”), BlackRock is the beneficial owner of 2,555,076 common shares as at December 31, 2013. BlackRock has the sole power to vote or to direct the voting of 2,225,794 common shares and sole power to dispose of or to direct the disposition of 2,555,076 common shares.
(7)	Includes (i) options to acquire 196,355 common shares granted under the 2001 Stock Incentive Plan (the “2001 Plan”) that are vested and presently exercisable, (ii) options to acquire 250,000 common shares granted under the RenaissanceRe Holdings Ltd. 2004 Plan (the “2004 Plan”) that are currently vested and presently exercisable, (iii) 91,632 restricted shares granted under the 2001 Plan that have not yet vested, (iv) 58,985 performance shares granted under the Company’s 2010 Performance-Based Equity Incentive Plan (the “Performance Share Plan”) that are eligible to be earned if maximum performance is attained (see “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” below) and (v) 23,494 performance shares granted under the Performance Share Plan that are not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be forfeited. Mr. O’Donnell has no unvested options to acquire common shares. Also includes 1,079 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family.
(8)	Includes (i) options to acquire 61,042 common shares granted under the 2001 Plan that are vested and presently exercisable, (ii) 29,603 restricted shares granted under the 2001 Plan that have not yet vested, (iii) 17,209 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (see “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” below) and (iv) 9,902 performance shares granted under the Performance Share Plan that are not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be forfeited. Mr. Durhager has no unvested options to acquire common shares.
(9)	Includes (i) 39,849 restricted shares granted under the 2001 Plan that have not yet vested, (ii) 18,354 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (see “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” below) and (iii) 10,559 performance shares granted under the Performance Share Plan that are not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be forfeited. Mr. Kelly has no options to acquire common shares.
(10)	Includes (i) 28,473 restricted shares granted under the 2001 Plan that have not yet vested, (ii) 14,356 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (see “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” below) and (iii) 7,825 performance shares granted under the Performance Share Plan that are not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be forfeited. Mr. Branagan has no options to acquire common shares.
(11)	Includes (i) options to acquire 154,646 common shares granted under the 2001 Plan that are vested and presently exercisable, (ii) 24,264 restricted shares granted under the 2001 Plan that have not yet vested, (iii) 14,388 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (see “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” below) and (iv) 8,278 performance shares that are not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be forfeited. Mr. Weinstein has no unvested options to acquire common shares. Also includes 3,468 common shares held by trusts for the benefit of Mr. Weinstein’s minor children.
(12)	Includes 2,777 restricted shares granted in payment of directors’ fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Director Stock Plan”), that have not yet vested.
(13)	Includes 2,777 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(14)	Includes 2,768 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(15)	Includes 2,777 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(16)	Includes 2,777 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(17)	Includes 5,555 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(18)	Includes 2,777 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(19)	Includes 2,777 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(20)	Includes 2,777 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(21)	Includes 2,777 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(22)	As of June 30, 2013, the last date on which Mr. Currie served as our Chief Executive Officer, and includes (i) options to acquire 637,892 common shares granted under the 2001 Plan that were vested and exercisable as of such date, (ii) options to acquire 300,000 common shares granted under the 2004 Plan that were vested and exercisable as of such date, (iii) 89,753 restricted shares granted under the 2001 Plan that had not yet vested as of such date, (iv) 91,904 performance shares granted under the Performance Share Plan that were eligible to be earned as of such date if maximum performance was attained (see “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity Based Incentive”) and (v) 60,081 performance shares granted under the Performance Share Plan that were not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the applicable three-year vesting period, at which point they will be forfeited. Following Mr. Currie’s retirement on February 22, 2014, all unvested and outstanding awards of restricted stock then held by Mr. Currie vested and currently are no longer outstanding, and all performance shares will remain outstanding through the applicable performance periods and will vest based on actual level of achievement of the applicable performance goals at such time or times as would have been the case if Mr. Currie had remained employed through all applicable service vesting periods.
(23)	Does not include Mr. Currie’s holdings as he ceased serving as our Chief Executive Officer on July 1, 2013 and served as a non-executive employee of the Company through February 22, 2014.

Proxy Statement 9

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

We have adopted a written policy with respect to the review, approval, and ratification of transactions with related persons. The policy covers, among other things, related party transactions between us and any of our executive officers, directors, nominees for director, any of their immediate family members or any other related persons as defined in Item 404 of Regulation S-K. Related party transactions covered by this policy are reviewed to determine whether the transaction is in the best interests of the Company and our shareholders. The transactions described below include certain transactions we have entered into with parties that are, or could be deemed to be, related to us.

Housing and Lease Arrangements

RenaissanceRe provides housing reimbursement with respect to the Bermuda residence of each Named Executive Officer and certain other officers and employees, a practice that is consistent with Bermuda market practice, which housing expense is included in the compensation paid to each such Named Executive Officer. See “Compensation Discussion and Analysis—Principal Components of

Compensation—Other Benefits and Perquisites; Elimination of Income Tax Gross-ups; Limitations and Changes” below. From time to time, RenaissanceRe entered into long-term leases for properties in Bermuda, which we subleased to certain officers, including certain of our executive officers. RenaissanceRe is not currently the lessee on the lease of the Bermuda residence of any of its executive officers.

Charitable Donations

RenaissanceRe has a significant physical presence in Bermuda, including our corporate headquarters, and provides support to various charitable organizations in the Bermuda community that meet certain guidelines, including organizations that support insurance industry education and training, crime prevention, substance abuse prevention, affordable housing, and educational assistance. As part of our efforts, we match donations made by our officers and other employees to appropriately registered Bermuda charities in good standing at a ratio of up to 4:1, generally up to a maximum matching contribution for each employee of $10,000 per year. We also make direct charitable contributions, in addition to the employee matching program. Certain of our executive officers and directors, and spouses of certain of these persons, serve and have served as directors, officers or trustees of some of these organizations, including organizations receiving charitable grants from the Bermuda Community Foundation (the “BCF”), discussed below; however, other than to the BCF, we did not contribute more than $120,000 to any one charity in the 2013 fiscal year for which any of these individuals served as a director, officer or trustee.

In 2013, RenaissanceRe contributed $2.0 million to the BCF in conjunction with the twentieth anniversary of our founding. The BCF was created in 2013 as an umbrella Bermuda charitable organization for the purpose of the distribution of charitable donations to charitable causes based in Bermuda. As a Bermuda-based organization, from its formation, RenaissanceRe and its Bermuda-based employees have benefited, directly and indirectly, from many of the services and activities provided by the charitable associations that are or will be supported by the BCF. Of the $2.0 million contribution, $0.5 million is retained by the BCF as part of its permanent endowment; $1.2 million is designated for RenaissanceRe’s program giving for 2014, 2015 and 2016 and administered by the BCF at the direction of the Company; and the balance of $0.3 million is to be utilized by the BCF for 2013 and 2014 pass through grants to certain designated Bermuda-based charities, including the Bermuda Sloop Foundation and Friends of the Bermuda Railway Trail, and, in a special initiative to encourage sustainability in the philanthropic sector, matching grants to Bermuda-based charities with endowed funds at the BCF. Mr. Durhager serves as the founding Chair of the BCF and receives no compensation from the BCF in that role. Mr. Durhager coordinates all of RenaissanceRe’s charitable giving activities, including the designation of grants to Bermuda-based charities such as the grant made to the BCF. While his role with the BCF primarily pertains to the governance of the foundation, at certain times, Mr. Durhager may be asked to give final review to certain decisions relating to the deployment of donations received from third parties.

In 2011, RenaissanceRe made a commitment to contribute $1.0 million to the Bermuda Hospitals Charitable Trust (the “BHCT”) in connection with the King Edward VII Memorial Hospital (“KEMH”) redevelopment project. KEMH is the only hospital, and substantially the principal health care facility, in Bermuda, and accordingly is used by all residents of Bermuda, including every Bermuda-based employee of RenaissanceRe. The BHCT is an independent body which accepts and manages donor contributions on behalf of KEMH. Mr. Gibbons serves on the Campaign Steering Committee of the BHCT, an ad hoc, informal committee of local businessmen and women, which works to raise public awareness of the KEMH redevelopment project and provides support for fundraising activities.

10	Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—CONTINUED

Neither Mr. Gibbons nor any employee of RenaissanceRe currently serves as a director, officer or trustee of the BHCT, KEMH or the Bermuda Hospitals Board, which oversees the operations of KEMH.

The $1.0 million commitment is due and payable upon the completion of the KEMH redevelopment project.

Relationship with BlackRock

BlackRock reported beneficial ownership interest of more than 5% of our common shares as of December 31, 2013. Affiliates of BlackRock currently provide investment management, risk analytics and investment accounting services to RenaissanceRe and its subsidiaries. During 2013, we incurred $3.2 million in fees relating to these services.

Co-investments

From time to time, certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe has also invested. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund.

Use of Company Aircraft

In accordance with the Company’s policies, Named Executive Officers and certain other officers of the Company are permitted business use and up to 25 hours of Company-funded personal use of the aircraft utilized by the Company under a fractional interest program with NetJets Aviation Inc. (the “Aircraft Interest”). In addition, the Compensation and Corporate Governance Committee (the “Compensation Committee”) has approved a form of aircraft use agreement to allow these officers to utilize the Aircraft Interest for additional travel provided that these officers pay for such use in advance of any such trip at the fully loaded variable rate (which rate represents the Company’s “aggregate incremental cost” of such use within the meaning of Regulation S-K and the rules and other guidance of the Commission) and, at all times, maintain a deposit with the Company, from which the Company is authorized to withdraw funds in order to satisfy any amounts owed under the agreement. Messrs. O’Donnell and Kelly have entered into the aircraft use agreement with the Company. Prior to his retirement, Mr. Currie was also party to a similar agreement which permitted Mr. Currie additional personal use of the Aircraft Interest, on the same terms and conditions set forth in the form of aircraft use agreement described above. In respect of their arrangements, Messrs. O’Donnell, Kelly and Currie paid $56,400, $9,120 and $291,661, respectively, for personal use of the Aircraft Interest during 2013.

Proxy Statement 11

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We believe we have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC, the NYSE and the Dodd-Frank Act of 2010. The key components of this framework are set forth in the following documents:

•	our Bye-laws;

•	our Guidelines on Significant Corporate Governance Issues (“Corporate Governance Guidelines”);

•	our Code of Ethics and Conduct (“Code of Ethics”);
•	our Audit Committee Charter; and

•	our Compensation Committee Charter.

A copy of each of these documents is published on our website under “Investor Information—Corporate Governance” at www.renre.com, except our Bye-laws, which are filed with the SEC and can be found on the SEC website at www.sec.gov. Each of these documents is available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, the Code of Ethics, committee charters, and key practices as the Board believes to be warranted. Based on the foregoing, in 2013 the Company revised the Code of Ethics and Compensation Committee Charter. None of other documents listed above were amended in 2013.

Director Independence

Our Board is composed of eleven directors, ten of whom are independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with RenaissanceRe. The Board has established guidelines to assist it in determining director independence, which conform to, and which we believe are more exacting than, the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines, the Board will consider all relevant facts and circumstances known or reported to it in making an independence determination.

In February 2014, the Compensation Committee conducted a review of the independence of each of our current directors. During this review, the Board considered, among other things, transactions and relationships between each director (or nominee) or any member of their immediate family and RenaissanceRe or its subsidiaries and affiliates and relationships between directors (or nominees) or their affiliates and members of RenaissanceRe’s senior management or their affiliates. As a result of this review, the Board affirmatively determined that Ms. Hamilton and each of Messrs. Bushnell,

Gibbons, Gray, Klehm, Levy, MacGinnitie, Santomero, Trivisonno and Zore are “independent” directors for purposes of compliance with the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002 (“Independent Directors”). Prior to his retirement from the Board, Mr. Cooper was also affirmatively determined to be an Independent Director. Mr. O’Donnell is not considered an Independent Director because of his employment as an executive officer of RenaissanceRe.

In particular, in the course of the Board’s determination regarding the independence of each non-management director, the Board considered, in respect of Mr. Bushnell, the fact of Mr. Bushnell’s prior employment with Citigroup (see “Directors and Executive Officers of RenaissanceRe”), and, in respect of Mr. Santomero, the fact of Mr. Santomero’s service as a director of Citigroup and Citigroup’s current and prior financial relationships with RenaissanceRe, including as underwriter for certain offerings of RenaissanceRe. In addition to the foregoing, Jones Day, the law firm at which Mr. Klehm is currently a partner, has provided legal services to Mr. Bushnell relating to his former employment at Citigroup. The Company is not a party to these legal proceedings.

Director Qualifications and Director Nominee Considerations

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. Pursuant to these criteria, our Compensation Committee takes a holistic approach in identifying and considering potential director nominees and in evaluating the current composition of our Board. In general, the Compensation Committee focuses primarily on the composition and competencies of our Board as a whole, how the traits possessed by individual director nominees complement one another, the ability of the current and proposed members to operate collegially and effectively, and the intersection of these factors with the Company’s current strategy, operational plans and oversight requirements. Accordingly, when evaluating individual director nominees within this framework, our Compensation Committee considers among others the following factors:

•	the personal and professional ethics, integrity and values of the candidate;

•

the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

12	Proxy Statement

CORPORATE GOVERNANCE—CONTINUED

•

the professional experience and industry expertise of the candidate and whether this will add to or complement that of the existing Board, in light of the Company’s evolving strategic and operational plans over time;

•	the compatibility of the candidate with the existing Board;

•	the ability and willingness of the candidate to devote sufficient time to carrying out Board duties and responsibilities in respect of RenaissanceRe fully and effectively;

•

the commitment of the candidate to serve on our Board for a potentially extended period of time, given the benefits our Board ascribes to continuity and a breadth of experience with our strategies and risk management processes, and with a view toward effective oversight of management’s efforts to ensure the safety and soundness of our Company in light of the market cycles and earnings volatility that characterize our industry, as well as other matters;

•	as summarized in detail below, maintaining a diversity of skills, experience, and viewpoints represented on the Board as a whole; and

•	such other attributes of the candidate, our business and strategic conditions and external factors as our Compensation Committee deems appropriate at such time and from time to time.

Our Compensation Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate, and in respect of our evolving circumstances.

Board Diversity

As described above, the Corporate Governance Guidelines provide that the Company has not established specific criteria for directors but believes that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment. The Compensation Committee carries out the Board’s director selection, recruitment and nomination obligations. As part of these obligations, the Compensation Committee evaluates and discusses diversity at both the Board and the committee levels, considering, as contemplated by the Corporate Governance Guidelines, the diversity, skills, and experience of candidates in the context of the needs of the Board as a whole. In assessing the performance of current directors, and in selecting directors, the Board generally seeks a combination of qualities and experience that will contribute to the exercise of the duties of the Board, in light of the evolving strategic direction and needs of the Company. This consideration includes a broad evaluation of diversity of skills, experience, and viewpoints represented on the Board as a whole. The assessment is undertaken by the Compensation Committee no less frequently than annually and at appropriate intervals.

Non-Executive Chair

The Board has currently implemented a leadership structure that separates the role of the Chief Executive Officer and the Chair of the Board. The Board has determined that having an independent director serve as Non-Executive Chair of the Board is in the best interest of shareholders at this time. The Company believes that this structure currently assists the Independent Directors in the oversight of the Company and facilitates participation of the Independent Directors in setting agendas and establishing priorities and procedures for the work of the Board.

Risk Oversight

The Company considers enterprisewide risk management (“ERM”) to be a key strategic objective. ERM is managed by the senior executive team under the oversight of the Board and is implemented by personnel from across the organization. The Company believes that its ERM processes and practices help to identify potential events that may affect the Company; to quantify, evaluate and manage the risks to which it is exposed; and to provide reasonable assurance regarding the achievement of corporate objectives. We believe that the Company’s commitment to and investment in effective ERM can represent a significant competitive advantage, and is essential to the Company’s corporate strategy and goal of achieving long-term growth in tangible book value per common share plus the change in accumulated dividends for shareholders. The Company’s efforts to identify and monitor business environment risk and operational risk is conducted under the oversight of our Board and its committees and coordinated by senior personnel including the Chief Financial Officer,

Chief Administrative Officer, and the General Counsel and Chief Compliance Officer, each of whom reports directly to the Chief Executive Officer; the Chief Risk Officer, who reports directly to the Chief Financial Officer; as well as other senior personnel such as the Chief Accounting Officer and Corporate Controller and Head of Internal Audit.

The Board is actively involved in the oversight of risks that could affect the Company. Among other things, the members of the Board have regular, direct access to the senior executives named above, as well as other officers responsible for the operational and controls functions of the Company. While the Board primarily delegates its risk management to its committees, as disclosed in the descriptions of each of the committees below and as contemplated in the charters of each of the committees, the Board regularly reviews the coordination of its oversight of Company risk.

Proxy Statement 13

CORPORATE GOVERNANCE—CONTINUED

We believe our ERM assists our efforts to minimize the likelihood of suffering financial outcomes in excess of the ranges that we have estimated in respect of specific investments, underwriting decisions, or other operating or business activities. We also seek, as a component of our ERM, to minimize the likelihood of the occurrence, or to reduce the severity, of a range of operational risks to which we are exposed, which we consider to be risks that may not give rise to an immediate financial loss but would potentially impair our strategy, tactical plans, operating platform, or reputation. We believe that effective board oversight enhances the quality of our risk management as well as facilitates sound corporate governance.

Our committees regularly receive and discuss materials from each other, including, but not limited to, the Audit Committee and the Investment and Risk Management Committee. The Company believes this activity enables the directors to be cognizant of the various risks across the Company. Each committee performs a comprehensive annual self-assessment as part of the Board’s overall governance effectiveness review and assessment, which accordingly reflects the committees’

evaluation of our corporate risk management practices and, if applicable, the identification of potential new oversight needs in light of changes in our strategy, operations or business environment. Each committee has broad powers to ensure that it has the resources to satisfy its duties under its charter. Periodically, in an effort to enhance the flow of information and exchange of ideas across the committees, a committee will open its normal course proceedings to informational attendance by members of other committees. The Non-Executive Chair of the Board does not serve on any of these standing committees but participates in each committee from time to time on an ex officio basis and seeks, among other things, to monitor the identification of risks or other matters that might require cross-committee coordination or the attention of the full Board. Each committee also has access to outside advisors as well as management. In addition, management representatives from the Company’s risk, administrative, legal, accounting and internal audit functions separately meet with, and are interviewed by, the Audit Committee in executive sessions. The Company’s Chief Risk Officer separately meets with the Investment and Risk Management Committee in executive session.

ERM and Executive Compensation

In conjunction with ERM, as well as our strategic and operational planning, we regularly review senior executive compensation and our firm-wide compensation programs and policies, in an ongoing effort to seek to eliminate or mitigate potential risks arising from such programs and policies, to align our executives and employees with the long-term interests of shareholders, to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterize our industry, and to ensure that our compensation structure, elements and incentives are not reasonably likely to have a material adverse effect on the Company. We seek to design our compensation plans, including our incentive compensation programs, to incorporate a range of components that we believe help to mitigate potential risks while rewarding employees for pursuing our strategic and financial objectives through appropriate risk taking, risk management, and prudent tactical and strategic decision making. Senior executives from our risk, compliance, administrative, and finance functions, as well as the Board’s or the Compensation Committee’s outside compensation consultants, are involved in this review process, which is conducted under the oversight of our Compensation Committee. The process includes executive sessions between the Compensation Committee and, as the Compensation Committee sees fit, members of management, which include representatives from the risk, administrative, legal, accounting and internal audit functions. With respect to 2013 and the compensation programs in place for 2014, based in part on the information and analyses provided by management and its own advisors, the Compensation Committee concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company. Among the features of our compensation programs considered in this review were the following:

•

Company-wide Basis for Incentive Compensation Determinations. The annual and long-term incentive compensation of our Named Executive Officers and our other executive officers more broadly are principally determined based on our overall corporate performance and the attainment of individual performance goals, rather than on the short-term financial performance of a particular business unit, legal entity, segment, or other division of the Company.

•

Alignment of Shareholder and Executive Interests. The majority of our long-term incentive awards to our executive officers are delivered in the form of restricted shares with three- or four-year vesting periods, including performance shares that vest only on the attainment of Compensation Committee-determined performance metrics as well as service periods. We do not provide grants of equity or equity-linked instruments with a vesting term of less than three (3) years. See “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives.” Moreover, as described in detail below, we have adopted share ownership guidelines which apply to each executive officer and director, which requires each executive officer and director to hold significant equity interests in the Company.

•

Tangible Performance Metrics Based Upon Corporate Performance. As described in detail below, a meaningful component of the compensation of each Named Executive Officer and each other executive officer consists of restricted common shares granted under our Performance Share Plan, as to which vesting is contingent upon the attainment of specific Company-wide performance measures as well as the completion of service periods, as established by our Compensation Committee in its sole discretion (see “Compensation Discussion and Analysis—Principal Components of Compensation” below for additional information regarding the components of compensation). In each of 2012, 2013 and 2014, 25% of the target equity awards for each Named Executive Officer included within their annual cycle compensation package was comprised of performance shares. No performance shares held by our executives vested based on 2012 or 2013 performance and 100% of the tranches of such shares related to 2012 and 2013 performance will be forfeited following the completion of the requisite three-year service period because the performance hurdles were not attained.

•	Balanced Compensation Elements. Our compensation program for executive officers is designed to provide a balanced mix of salary, annual incentive compensation, and long-term incentive

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CORPORATE GOVERNANCE—CONTINUED

compensation, the realization of which depends on corporate and individual performance. The Compensation Committee believes that the mix of types of compensation delivered by the Company is not overly weighted toward a single form of compensation, or inappropriately designed to overly encourage short-term financial results or unbalanced operational execution, and instead promotes the pursuit of long-term financial performance, enterprisewide, prudent risk management and stewardship of our capital.

•

Long-Term Focus. We aspire to be the world’s best underwriter by matching well-structured risks with efficient sources of capital. Through our operating subsidiaries, we seek to produce superior returns for our shareholders by being a trusted, long-term partner to our customers for assessing and managing risk, and by delivering responsive solutions. Overall, our strategy focuses on superior risk selection, superior customer relationships and superior capital management. By focusing on these strategic goals, we seek to produce long-term growth in tangible book value per common share plus accumulated dividends for our shareholders. We anticipate that individual periods may be marked by substantial volatility. Accordingly, we believe that our senior-most executives should have an increasing proportion of their compensation in the form of long-term equity incentives that vest over three (3) or more years to reflect the contributions of these executive officers to our longer-term results and to foster their alignment with long-term shareholders. Moreover, we believe that our policies requiring robust long-term equity ownership of shares by our executives and directors also support alignment with long-term shareholders. As described below, unless otherwise approved by our General Counsel, we do not permit our executives or directors to hedge, pledge, effect short sales of, or enter into margin loans on, RenaissanceRe securities.

Our Compensation Committee, which consists exclusively of Independent Directors, reviews our compensation programs for consistency with our risk management practices and helps to ensure that our programs align our executives and employees with the long-term interests of shareholders and seeks to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterizes our industry. For detailed information regarding the composition of our compensation programs, see “Compensation Discussion and Analysis—Principal Components of Compensation” below.

Code of Ethics and Conduct

All directors, officers and employees of RenaissanceRe are expected to act at all times in accordance with the policies comprising the Code of Ethics. In 2013, as in prior years, each director affirmed his or her current and continuing compliance with our Code of Ethics. During the first quarter of 2014, each director provided an updated affirmation to the Company. In addition to the web address below, our Code of Ethics is also available in print to any shareholder upon request. Amendments to our Code of Ethics related to certain matters will be published on the RenaissanceRe website as required under SEC rules, at www.renre.com under “Investor Information—Corporate Governance.”

Communicating Concerns to Directors

The Audit Committee, on behalf of itself and our other non-management directors, has established procedures to enable employees or other parties who may have a concern about RenaissanceRe’s conduct or policies, to communicate that concern.

Our employees are encouraged and expected to report any conduct which they believe in good faith to be an actual or apparent violation of our Code of Ethics. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures pertaining to receiving, retaining, and treating complaints received regarding accounting, internal accounting controls, or auditing matters, and with respect to the confidential, anonymous submission by Company employees of concerns regarding, among other things, questionable accounting or auditing matters.

These communications may be confidential or anonymous, and may be e-mailed, submitted in writing, or reported by phone through various internal and external mechanisms as provided on the Company’s internal website. Additional procedures by which internal communications may be made are provided to each employee. Our Code of Ethics prohibits any employee or director from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Meetings of Directors

During 2013, the Board conducted four (4) regularly scheduled meetings, each of which was attended by all of the members of the Board. The Audit Committee, the Compensation Committee and the Investment and Risk Management Committee each met four (4) times in 2013. The Transaction Committee and the Offerings Committee, each meet on an as-needed basis. The Offerings Committee met once during 2013. The Audit Committee conducted four (4) informational calls in connection with the review of our quarterly earnings releases and periodic filings. Other than Mr. Cooper, who did not attend the February meeting of the Board prior to his retirement, all incumbent directors attended 100% of the aggregate of all Board meetings and meetings of the committees on which they served during 2013. In addition, the Board or its committees conducted certain other informational calls relating to various matters. In particular, during 2012 and 2013, a working group consisting of the Non-Executive Chair of the Board and the Chairs of each of the

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CORPORATE GOVERNANCE—CONTINUED

Board’s committees conducted a number of informational meetings and other processes to assist the Compensation Committee and our full Board in connection with our leadership succession planning efforts, which culminated in 2013 with the appointment of Mr. O’Donnell, our President and Global Chief Underwriting Officer, to assume the role of Chief Executive Officer.

Our Independent Directors meet separately from Mr. O’Donnell, our sole management director, and other members of management in executive sessions each quarter. In connection with each of the regularly scheduled Board meetings in 2013, Mr. Levy acted as the chair of the executive sessions of the Board.

The members of the Board are expected to attend the Company’s annual general meetings of shareholders. Our annual general meetings of shareholders are required by our Bye-laws to be held outside of the United States and have to date always been held in Bermuda. At the 2013 Annual General Meeting of Shareholders, all of the directors elected to the Board were in attendance.

16	Proxy Statement

COMMITTEES OF THE BOARD

COMMITTEES OF THE BOARD

As of March 18, 2014

	Audit Committee	Compensation and Corporate Governance Committee	Investment and Risk Management Committee	Transaction Committee	Offerings Committee
Ralph B. Levy				x	x
David C. Bushnell			x
James L. Gibbons	Chair			x	x
Brian G. J. Gray			x
Jean D. Hamilton		x
Henry Klehm III		Chair
W. James MacGinnitie	x			x
Kevin J. O’Donnell				Chair	Chair
Anthony M. Santomero			Chair
Nicholas L. Trivisonno		x
Edward J. Zore	x

Audit Committee

The Audit Committee presently consists of Messrs. Gibbons (Chair), MacGinnitie, and Zore. Following the Annual Meeting and the concurrent meetings of the Board and its committees in May, Mr. Zore will rotate to the Investment and Risk Management Committee, and Mr. Bushnell will rotate to the Audit Committee. The Board has determined that each member of the Audit Committee meets the independence standards of the Commission and the NYSE, respectively. The Board has also determined that each member of the Audit Committee and Mr. Bushnell is financially literate and has accounting or related financial management expertise as required by NYSE rules and satisfies the criteria of an “audit committee financial expert” under the Commission’s rules.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to, among other things: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditors’ qualifications and independence; and (iv) the performance of our internal audit function and independent auditors.

The Audit Committee reviews and discusses our annual and quarterly financial statements, press releases, and other financial information and the top-line revenue estimates we provide to analysts, investors, and rating agencies, with both management and the independent auditors. The Audit Committee also reviews the effect of regulatory and accounting initiatives on our financial statements with management, the Head of Internal Audit, and our independent auditors.

In addition, the Audit Committee provides an avenue for communication between our independent auditors, financial management, and the Board. The Audit Committee has the sole authority to appoint, compensate, retain and conduct oversight of the work of our independent auditors, and to approve any proposed non-audit work to be conducted by the independent auditors. The Audit

Committee is required to obtain, at least annually, a report from our independent auditors describing the auditors’ quality control procedures, issues arising from the results of implementing such procedures, the resolution or proposed resolution of any such issues, and any relationships between the auditors and us.

Furthermore, the Audit Committee is responsible for the Board-level oversight of our management-based Controls and Compliance Committee (the “Controls Committee”). The Controls Committee is responsible for implementing and reviewing policies, procedures, and practices relating to accounting, financial reporting, internal controls, regulatory, legal, compliance, and related matters, for ensuring our compliance with applicable laws, regulations, and other relevant standards and for reviewing and approving structured or complex transactions and products that may pose accounting, regulatory, financial reporting, compliance, legal, reputation, tax, or other risks to the Company. The Controls Committee reports regularly to the Audit Committee.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. The Audit Committee charter is available on our website at www.renre.com under “Investor Information—Corporate Governance” and is available in print upon request to any shareholder.

Representatives of our risk, administrative, legal, accounting and internal audit functions regularly participate in the meetings of the Audit Committee. Other members of management also participate regularly to support the Audit Committee’s proceedings, or as requested by the Audit Committee. Executive sessions of the Audit Committee are held in conjunction with each committee meeting throughout the year, including sessions in which the committee meets with our independent auditors and independent actuaries, as well as individual members of management including the Head of Internal Audit.

Proxy Statement 17

COMMITTEES OF THE BOARD—CONTINUED

Pursuant to the Audit Committee charter and applicable rules of the NYSE, our Audit Committee performs an annual self-assessment. In respect of 2013, the Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Audit Committee charter and applicable laws and regulations.

Compensation Committee

The Compensation Committee presently consists of Ms. Hamilton and Messrs. Klehm (Chair) and Trivisonno. The Compensation Committee has responsibility for executive officer and director compensation (as well as compensation for the Head of Internal Audit), corporate governance matters, and the nomination and evaluation of directors. It has the authority to establish compensation policies and programs, to administer all employee and Board stock-based compensation plans, and to approve stock options, restricted shares, performance shares, and similar share-based grants under our stock incentive plans. As summarized above, the Compensation Committee reviews our compensation programs for consistency with our risk management practices and to assist us in seeking to ensure that our compensation programs align our executives and employees with the long-term interests of shareholders and with seeking to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterize our industry. The Board has determined that all members of the Compensation Committee meet the independence standards of Rule 16b-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE.

The Compensation Committee has the authority to retain and terminate outside advisors, including compensation consultants and counsel, to assist it with its responsibilities, including its evaluation of our compensation plans and programs and the determination of the actual and proposed compensation for executive officers and directors. The Compensation Committee also has the authority to approve any such consultant’s fees and the other terms of such retention, which is at RenaissanceRe’s expense. The Compensation Committee’s current utilization of outside compensation consultants on executive compensation matters is summarized below under “Compensation Discussion and Analysis—Governance and Compensation Process—The Use of Third-Party Advisors.”

On behalf of the Board, our Compensation Committee collaborates with our Chief Executive Officer in the development and monitoring of our programs for emergency and long-term executive succession. The Compensation Committee generally reviews these matters with our Chief Executive Officer quarterly. Individuals who are identified as having potential for senior executive positions are identified to the Compensation Committee, in part utilizing the results of the Company’s internal review and feedback processes. The careers of such persons are monitored to ensure that over time they have appropriate exposure both to the Board and to our businesses. These individuals interact with our Board in various ways, including through participation in Board meetings and other Board-related activities and meetings with individual directors. The Compensation Committee regularly briefs the full Board on these matters. In February 2014, the Company announced that, effective July 1, 2014, Ross A. Curtis will become the Company’s Group Chief Underwriting Officer, a post currently held by Mr. O’Donnell; that the position of Active Underwriter of RenaissanceRe Syndicate 1458 at Lloyd’s will transition from Mr. Curtis to Bryan M. Dalton, Senior Vice President, through the balance of 2014, subject to regulatory approval; and that, during 2014, David E. Marra will relocate to the Company’s Connecticut office, where he will continue to lead the development of the U.S. specialty reinsurance business as President of RenaissanceRe Underwriting Managers U.S. LLC. These leadership transitions reflect our long-term succession and executive development planning.

Pursuant to applicable NYSE rules, the Board has accorded to the Compensation Committee the responsibility to consider the effectiveness and composition of the Board, and to nominate candidates for election by our shareholders, and to fill vacancies on the Board that emerge from time to time. The Compensation Committee has articulated and communicated with the Board the capabilities, attributes, characteristics and traits it believes support effective director contributions and fiduciary oversight in light of the criteria set forth below. From time to time in prior years, and including in 2013, the Compensation Committee engaged executive recruiters to identify potential nominees for director, including in respect of the criteria referred to above, and to provide related services such as background checks and other due diligence.

In connection with its consideration of potential nominees for election by shareholders, the Compensation Committee will consider nominees to the Board recommended by no fewer than twenty shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe. Any such recommendation must be sent to our Corporate Secretary not less than 60 days prior to the scheduled date of the annual general meeting of shareholders and must set forth for each nominee: (i) the name, age, business address, and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (“Proxy Filings”). The written notice must also include the following information with regard to the shareholders giving the notice:

•	the name and record address of such shareholders;

•	the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by such shareholders;

•

a description of all arrangements or understandings between such shareholders and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholders;

•	a representation that such shareholder intends to appear in person or by proxy at the annual general meeting of shareholders to nominate the persons named in its notice; and

18	Proxy Statement

COMMITTEES OF THE BOARD—CONTINUED

•	any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing.

Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Assuming that the shareholders suggesting a nomination follow the procedure outlined above, in considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Compensation Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. These criteria typically include the candidate’s integrity, business acumen, leadership qualities, experience in the reinsurance, insurance, and risk-bearing industries and other industries in which RenaissanceRe may participate, independence, judgment, mindset, vision, record of accomplishment, ability to work with others, and potential conflicts of interest. The Compensation Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. To that end, the Board considers, among other factors, the diversity of candidates for directors. See “Corporate Governance—Director Qualifications and Director Nominee Considerations” and “Corporate Governance—Board Diversity” above.

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. The Compensation Committee charter is available on our website at www.renre.com under “Investor Information—Corporate Governance” and is available in print upon request to any shareholder.

Pursuant to the Compensation Committee charter and applicable NYSE rules, our Compensation Committee performs an annual self-assessment. In respect of 2013, the Compensation Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Compensation Committee charter and applicable laws and regulations.

The Compensation Committee is responsible, after consideration of the desires of individual Board members and of the input of the Non-Executive Chair of the Board and the Chief Executive Officer, for the

assignment of Board members to various committees. Chair assignments are expected to be rotated from time to time, although exceptions may also be made as circumstances warrant (for example, the deepening of relevant expertise). Non-chair assignments are expected to be rotated periodically, though not necessarily within any specified time frame, to promote new perspectives within each committee.

Our Chief Executive Officer, Chief Administrative Officer, and General Counsel participate in the Compensation Committee’s meetings. Other members of management also participate regularly to support the Compensation Committee’s proceedings, or as requested by the Compensation Committee. The Compensation Committee meets regularly in executive session at each of its meetings without members of management present. Our Chief Executive Officer provides the Compensation Committee with strategic context regarding our products, underwriting and operational risks, strategy and performance, and shareholder value-creation over time, as well as advising the Compensation Committee on matters such as the alignment of our incentive plan performance measures with our overall strategy, and the impact of the design of our equity incentive awards on our ability to attract, motivate, and retain highly talented executive officers. The Chief Executive Officer also makes recommendations to the Compensation Committee regarding compensation for current or proposed executive officers, who are supervised by our Chief Executive Officer, including his evaluation of the performance of our Named Executive Officers (other than the Chief Executive Officer), who are currently the senior members of our executive management team. Our Chief Administrative Officer, among other things, provides the Compensation Committee with internal and external analyses regarding the structure and competitiveness of our compensation programs and the details of the design and operation of our various compensation and incentive plans, and provides the Compensation Committee with detailed reviews of the estimated and actual results for the performance measures impacting estimated and actual payments to the executive officers. Our General Counsel is available at meetings to provide input on the Board’s and the Compensation Committee’s governance and legal obligations, and to provide analyses of obligations for developments relating to the legal and regulatory environment applicable to us. Moreover, attendance by the Chief Executive Officer and other members of management facilitates management’s review of this Proxy Statement in order to determine that the Compensation Discussion and Analysis included in this Proxy Statement is appropriate and for purposes of the executive officer certification required by the Sarbanes-Oxley Act of 2002.

Investment and Risk Management Committee

The Investment and Risk Management Committee presently consists of Messrs. Bushnell, Gray, and Santomero (Chair). Following the Annual Meeting and the concurrent meetings of the Board and its committees in May, Mr. Bushnell will rotate to the Audit Committee, and Mr. Zore will rotate to the Investment and Risk Management Committee. The primary purposes of the Investment and Risk Management Committee, as outlined in its charter, are to assist the Board with oversight of the Company’s (a) investment activities and (b) financial risk management. Our Chief Financial Officer, Chief Risk

Officer, Chief Investment Officer, and the President of RenaissanceRe Ventures Ltd., among other members of management from time to time, participate in the Investment and Risk Management Committee’s meetings. However, the Investment and Risk Management Committee regularly meets in executive session without members of management present.

With respect to investment activities, among other things, the Investment and Risk Management Committee (i) advises the Board

Proxy Statement 19

COMMITTEES OF THE BOARD—CONTINUED

regarding the Company’s investment-related activities, including its investment guidelines and benchmarks, specific investment transactions, investment manager review and investment performance; (ii) oversees the development of, maintenance of, and compliance with appropriate investment strategies, guidelines and objectives, including asset allocation, and seeks to ensure that adequate procedures are in place to monitor adherence to the Company’s investment guidelines; (iii) oversees the means and process by which the Company discharges its fiduciary duties with respect to investment matters to minority investors in the Company’s managed joint ventures; and (iv) oversees the strategic asset allocations of our investment portfolio.

With respect to financial risk management, among other things, the Investment and Risk Management Committee (i) assists the Board in assessing and providing oversight to management relating to the identification and evaluation of the Company’s financial, non-operational risks, which is closely coordinated with the Audit Committee; (ii) oversees the establishment and maintenance of regular reporting systems from management to the Investment and Risk Management Committee with respect to current and projected financial, non-operational risks, and assesses the adequacy of management’s risk assessments and the appropriateness of any significant judgments made by management in such assessments; (iii) regularly inquires of management about significant financial, non-operational risks or exposures and assesses the steps management has taken or plans to take to minimize, offset or tolerate such risks; (iv) reviews and reports to the Board, as appropriate, as to risks in the Company’s liability portfolios; (v) reviews the process and systems by which the Company manages its third-party credit exposures; and (vi) oversees our corporate risk management, including the financial risk associated with the insurance and reinsurance we write.

The Investment and Risk Management Committee has adopted a written charter, which is reviewed and reassessed annually. The Investment and Risk Management Committee also conducts an annual self-evaluation of its performance including its effectiveness and compliance with its charter. In respect of 2013, the Investment and Risk Management Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Investment and Risk Management Committee charter.

Cross-Committee Risk Oversight Collaboration

Our directors seek to effectuate effective oversight of management’s efforts to ensure the safety and soundness of our Company and our appropriate implementation of risk mitigation policies and programs. In addition to the specific risk management activities conducted by the standing committees of the Board as summarized above and as contemplated in the charters of each of the committees, the committees seek to regularly review the coordination of their oversight of our financial and operating risks and routinely collaborate to address specific matters requiring coordination and cross-committee oversight. Among other things, regular agenda items of the standing committees foster consideration of reported items for potential reporting to other committees or to the full Board, and the quarterly agenda of the full Board regularly provides for reporting by each standing committee in respect of these discussions. We believe that these and other collaborative efforts of the Board’s oversight support our efforts to sustain high levels of enterprisewide risk management, as well as facilitate sound corporate governance.

Transaction Committee

The Transaction Committee presently consists of Messrs. Gibbons, Levy, MacGinnitie and O’Donnell (Chair). The Transaction Committee has the authority of the Board to consider and approve, on behalf of the full Board, certain strategic investments and other possible transactions. The Transaction Committee meets on an as-needed basis and did not meet in 2013.

Offerings Committee

The Offerings Committee presently consists of Messrs. Gibbons, Levy and O’Donnell (Chair). The Offerings Committee has the authority to consider and approve, on behalf of the full Board, transactions pursuant to RenaissanceRe’s shelf registration program, including setting the terms, amount and price of any such offering. The Offerings Committee meets on an as-needed basis and met once in 2013.

Role of the Non-Executive Chair

Mr. Levy currently serves as the Non-Executive Chair of the Board. In addition to chairing each meeting of the Board, Mr. Levy’s role as Non-Executive Chair of the Board includes: (i) the authority to call meetings of the Board; (ii) setting the agendas for the Board meetings and executive sessions to ensure that the Board members receive the information necessary to fulfill the Board’s primary responsibilities; (iii) chairing executive sessions of the Independent Directors; (iv) briefing the Chief Executive Officer on issues arising in the executive sessions, as appropriate; (v) facilitating discussion among the Independent Directors on key issues and concerns outside of a Board meeting and serving as a non-exclusive conduit to the Chief Executive Officer of the views, concerns, and issues of the Independent Directors; (vi) interviewing candidates for directorship; and (vii) together or in coordination with Mr. O’Donnell, representing the organization in external interactions with certain of the Company’s stakeholders and employees.

20	Proxy Statement

COMMITTEES OF THE BOARD—CONTINUED

Mr. Levy does not serve as a member of the Audit Committee, the Compensation Committee or the Investment and Risk Management Committee, but rather attends such meetings and other functions of the committees on an ex officio basis as the facts and circumstances warrant. As noted, Mr. Levy serves as a member of the Transaction Committee and Offerings Committee, which meet on an as-needed basis.

Proxy Statement 21

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding common shares, are required to report their initial ownership of common shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2013 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that during the 2013 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding common shares complied with all reporting requirements of Section 16(a) under the Exchange Act.

22	Proxy Statement

DIRECTOR SHARE OWNERSHIP GUIDELINES

DIRECTOR SHARE OWNERSHIP GUIDELINES

Our non-executive directors receive the majority of their directors’ compensation in RenaissanceRe equity, and are required to maintain certain ownership levels of common shares during their service. The number of shares that must be held is that number which is equivalent to a five (5) times multiple of the current annual cash retainer applicable to the director (or such lesser amount as the director may have been granted to date). See “Director Compensation—Director Equity Ownership Policy” for more information on our share ownership guidelines. Our Compensation Committee retains discretion to waive non-compliance with our director equity ownership policy in light of an individual director’s particular facts and circumstances from time to time. For information on the Independent Directors’ share ownership, see “Security Ownership of Certain Beneficial Owners, Management and Directors.” In addition, our Independent Directors and executive officers are subject to our anti-hedging and other trading policies, which, unless otherwise approved by our General Counsel, prohibit transactions in our securities outside of Company designated “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans), hedging the market value of any of the Company’s securities, and short sales of, or margin loans on, RenaissanceRe securities.

Proxy Statement 23

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No director who served on the Compensation Committee during fiscal year 2013 was, during fiscal year 2013, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal year 2013.

24	Proxy Statement

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees RenaissanceRe’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing our financial statements and for the public reporting process. Ernst & Young Ltd., our independent auditors for 2013, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of Ernst & Young Ltd., our independent auditors, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed (i) management’s assessment of the effectiveness of RenaissanceRe’s internal control over financial reporting and Ernst & Young Ltd.’s evaluation of RenaissanceRe’s internal control over financial reporting and (ii) the audited financial statements in RenaissanceRe’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young Ltd. the matters that are required to be discussed by Auditing Standard No. 16, Communications with Audit Committees as adopted by the Public Company Accounting Oversight Board, including their judgments as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, all critical accounting policies and practices to be used, material alternative accounting treatments within generally accepted accounting principles discussed with management, and other material written communications between Ernst & Young Ltd. and management. In addition, the Audit Committee has discussed with Ernst & Young Ltd. its independence from both management and RenaissanceRe and has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Rule 3526.

The Audit Committee discussed with Ernst & Young Ltd. the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe’s internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe’s independent auditors for the 2014 fiscal year.

James L. Gibbons, Chair

W. James MacGinnitie

Edward J. Zore

Proxy Statement 25

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis appearing below be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, by reference. This report is provided by the following independent directors, who constitute the Compensation Committee:

Henry Klehm, III, Chair

Jean D. Hamilton

Nicholas L. Trivisonno

26	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation programs for our fiscal year 2013 Named Executive Officers:

•	Kevin J. O’Donnell, our Chief Executive Officer, President and Global Chief Underwriting Officer;

•	Peter C. Durhager, our Executive Vice President and Chief Administrative Officer;

•	Jeffrey D. Kelly, our Executive Vice President and Chief Financial Officer;

•	Ian D. Branagan, our Senior Vice President and Chief Risk Officer;

•	Stephen H. Weinstein, our Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer; and

•	Neill A. Currie, our former Chief Executive Officer.

On July 1, 2013, Kevin J. O’Donnell succeeded Neill A. Currie as our Chief Executive Officer. Mr. Currie remained employed by the Company providing advisory and other transition services until the completion of the term of his employment on February 22, 2014.

EXECUTIVE SUMMARY

Highlights of our Compensation Program

What We DO:

✓	Tie Pay to Performance. A significant portion of each Named Executive Officer’s annual compensation is tied to corporate and individual performance, including the determination of each Named Executive Officer’s annual cash incentive bonus and the amount of performance shares that are earned under our Performance Share Plan.

✓	Mitigation of Risk. We seek to design and manage our compensation plans in part to manage business and operational risk in conjunction with our broader enterprisewide risk management efforts, including by designing elements intended to discourage short-term risk taking at the expense of long-term results.

✓	Conduct an Annual Say-on-Pay Vote. We value our shareholders’ input on our executive compensation programs and provide them with the opportunity each year to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers in our proxy statement.

✓	Stock Ownership Guidelines. To further align the interests of our Named Executive Officers and our shareholders, our Named Executive Officers are subject to a robust equity ownership policy with our Chief Executive Officer required to hold 7.5 times his actual salary and each of our other Named Executive Officers required to hold 4.5 times their respective target salary. Each of our Named Executive Officers currently holds equity in excess of these tests.

✓	Trading Policies. Our employees, including our Named Executive Officers, are subject to our trading policies, which generally prohibit, among other things, our employees and directors from directly hedging the value of, entering into short sales or margin loans on, or pledging any of our securities.

✓	Required Minimum Vesting Periods. We utilize vesting periods of no less than three years under our long-term incentive plans to align the long-term interests of our Named Executive Officers with those of our shareholders.

✓	Clawback Policy. Our Board has authority to recoup certain compensation payments to our Chief Executive Officer in the event the Company is required to file an accounting restatement with the SEC due to the material noncompliance of the Company with applicable securities law financial reporting requirements.

What We DO NOT Do:

✗	No Vesting of Performance Shares if Threshold Performance is Not Achieved. No performance shares will vest with respect to a performance year if our relative total shareholder return rank is below the 35th percent of our peer group. No performance shares related to 2012 or 2013 performance held by our executives vested, with 100% of these tranches of performance shares to be forfeited.

✗	No Tax Gross-ups for Excise Taxes. We do not provide employees, including our Named Executive Officers, with a gross-up for U.S. excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change of control.

✗	No Tax Gross-ups on Perquisites to Named Executive Officers. Our Named Executive Officers are not entitled to U.S. federal income tax gross-ups on perquisites.

✗	No Repricing of Stock Options. Our stock incentive plans prohibit the repricing of stock options and stock appreciation rights without prior shareholder approval.

✗	No Special Retirement Programs for Executive Officers. Our Named Executive Officers do not participate in any retirement programs not generally available to our employees.

✗	No Unapproved Trading Plans. Our Named Executive Officers are prohibited from establishing a trading plan pursuant to Exchange Act Rule 10b5-1 without pre-approval and such plans, generally, must have a waiting period of at least 90 days; further no Named Executive Officer may trade in our stock outside of such a plan without pre-approval.

✗	No Payment of Dividends on Unvested Performance Shares. We do not pay dividends or dividend equivalents on unearned and unvested performance shares.

✗	No Vesting of Equity Awards in Less than Three Years. Our long-term equity-based incentive awards, whether in performance shares, restricted shares, cash-settled restricted units, or otherwise, all provide for vesting across a period of three or more years.

Proxy Statement 27

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

Fiscal Year 2013 Highlights

RenaissanceRe achieved strong operating and financial performance in 2013, notwithstanding the increasingly competitive reinsurance market. Among other things, we achieved:

•

An increase in tangible book value per common share plus change in accumulated dividends of 19.7%, which was the highest in our peer group (see “—The Market for Talent” below for additional information regarding our peer group);

•	An operating return on average common equity of 19.4%, the highest in our peer group;

•	An increase in gross premiums written of $98.1 million or 6.4%, excluding the impact of net reinstatement premiums written from large losses;

•	Total shareholder return of 21.3% (following total shareholder returns of 10.8% in 2012 and 18.6% in 2011);

•	A share price to tangible book value per common share multiple of 1.23x, one of the highest multiples among our peers; and

•	Substantial returns of capital to our investors, including $282.1 million of capital to our shareholders through share repurchases and dividends.

As described in detail below, this strong absolute and relative financial and operating performance for 2013 contributed to a calculated business performance factor that would have exceeded the maximum permitted for our annual incentive bonuses and, thus, the business performance factor was capped at the maximum. See “—Principal Components of Compensation—Performance-Based Annual Incentive Bonus” below for additional information regarding the business performance factor.

We believe that 2013 represented a successful year in respect of our long-term strategic objectives and the execution of our 2013 tactical plan. Among other things, we:

•

Executed successfully on our long-term leadership development and succession planning process, which culminated in 2013 with the appointment of Mr. O’Donnell, our President and Global Chief Underwriting Officer, as our Chief Executive Officer, while maintaining and, we believe, enhancing relationships with clients, intermediaries, rating agencies and other key stakeholders;

•

Maintained a portfolio of assumed risks that we judged to be qualitatively attractive and that outperformed peer market comparatives that we utilize internally, augmented by the successful completion of projects to build, enhance or refresh important tools, databases, models, and systems we utilize for strategic risk management activities including portfolio construction, analysis, and diagnostics;

•

Executed on a number of tactical decisions that contributed to a well-constructed net portfolio of assumed risks throughout 2013, including our determination to expand capacity in respect of the January renewal season when market conditions were comparably more attractive, our assumed and ceded decisions in respect of the June and July renewal season, and our execution of joint venture and other third-party capital structures;

•

Grew our managed gross international and retrocessional book from 2012 to 2013 reflecting our assessment of then-current risk-adjusted market opportunities in those lines, new product launches and client expansion;

•	Effected the successful disposition of our former U.S.-based weather and weather-related energy risk management unit;

•

Continued to expand our specialty reinsurance line of business by adding key team members, new product offerings, and improved internal risk management tools and recognized that expansion by designating specialty reinsurance as a segment of our business in 2014;

•

Supported our strong customer relationships by increasing our product offerings to address client demands, in part through innovative third-party capital structures such as Upsilon and the expanded product and geographic presence supported by our initiatives in London, Singapore and the United States, and as supported by customer feedback and our strong statistical results reflected in a leading industry customer research survey’s 2013 release;

•

Continued the growth of our Lloyd’s syndicate consistent with our long-term goals for the business by adding key team members, expanding our portfolio’s diversity and investing in the systems and tools necessary to comply with the evolving regulatory requirements applicable to the Lloyd’s syndicate;

•

Furthered our leadership in the deployment of third-party capital in our sector with initiatives that included the expansion of the Upsilon structure, thus, creating additional reinsurance capacity for the worldwide aggregate retrocessional reinsurance market, launching two catastrophe bonds through Mona Lisa Re Ltd., totaling $200.0 million in aggregate principal amount, expanding the capital base of DaVinci Reinsurance Ltd. by securing additional third party institutional investors which we believe to be capable of long-term commitments and enhancing the optimization of our funded and contingent capital structure;

•

Effected substantial capital returns in 2013, notwithstanding our expanded gross written premiums, including $207.9 million of common share repurchases, $49.3 million of dividends to holders of common shares, $24.9 million of dividends to holders of preference shares and the redemption of $275.0 million of preferred equity securities. In addition, in 2013, we returned an aggregate of $294.7 million of capital to third party investors in our managed joint ventures;

•

Commenced business as a general reinsurer at our licensed Singapore branch of Renaissance Reinsurance Ltd., completed and filed licensing materials as a general reinsurer in Singapore for a branch of DaVinci Reinsurance Ltd. and commenced business at our specialty reinsurance agency domiciled in Connecticut after obtaining an insurance intermediary broker license for RenaissanceRe Underwriting Managers U.S. LLC, each further expanding our ability to offer property catastrophe and specialty reinsurance products globally;

•

Balanced our liquidity and capital resource capabilities through securities markets transactions and adjustments to our existing credit and letter of credit facilities, including raising $275.0 million through the issuance of Series E Preference Shares, redeeming

28	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

the remaining Series D Preference Shares for $150.0 million and redeeming $125.0 million of the Series C Preference Shares, increasing our revolving credit facility to $250.0 million, reducing our principal secured letter of credit facility to $250.0 million and amending our European letter of credit facility;

•

Maintained or upgraded all our ratings from A.M. Best and the major rating agencies (including the S&P’s highest ERM rating of “Very Strong”) for our operating businesses and our joint ventures at levels allowing our businesses to competitively market their balance sheets;

•

Successfully implemented a range of other strategic projects including key initiatives related to our reinsurance accounting systems and investments platform, our suite of risk management tools, the potential advent of Solvency II, our U.S. federal and state government engagement efforts, and other items reviewed, approved and monitored by our Board;

•	Generated strong risk-adjusted returns from our investment portfolio, with total investment gains of $235.1 million in 2013, reflecting, among other things, our determination to effect a public equity allocation and strong results from our portfolio of strategic investments;

•

Retained in 2013 each member of our senior leadership team and each key risk taking executive notwithstanding significant competition for talent in our sector from new or non-traditional competitors as well as from established firms; and

•

Maintained compensation programs for fiscal year 2013 whose structure, elements, and incentives incorporate a range of components that we believe help to mitigate potential risks, support our long-term risk-management culture and needs, and do not give rise to material risks. For additional information regarding how the Company manages risk, see “Corporate Governance—Risk Oversight” and “Corporate Governance—ERM and Executive Compensation” above.

In light of the foregoing and for the reasons set forth below, the Compensation Committee recommends that our shareholders vote favorably on this year’s resolution in Proposal 2 to approve 2013 Named Executive Officer compensation.

OUR COMPENSATION PHILOSOPHY

Over time and in light of our business strategy, we have sought to develop a compensation philosophy that both supports and is consistent with our risk-management practices, and that helps to ensure that our compensation programs align our executives and employees with the long-term interests of our shareholders. To support our mission to seek to be the best underwriter, our strategy is to operate an integrated system to match well-structured risk and efficient capital. We believe that operating our business as an integrated system enables us to pursue three competitive advantages: superior customer relationships, superior risk selection and superior capital management. Accordingly, we rely on a team-based approach to lead, manage, and operate the Company. As a result, our senior executive officers generally have responsibilities not only relating to their respective business units or functions, but also in developing, implementing, and monitoring our overall strategic plan, maintaining and enhancing our operations and resources, identifying, analyzing, responding to, and managing various risks impacting the Company from time to time, and developing and addressing our policy, talent, and leadership needs on a Company-wide basis. Our compensation philosophy therefore seeks to reinforce and reward this team-based culture and approach by incentivizing our Named Executive Officers through pay practices based substantially on the overall success of the Company, rather than that of individual business units or functions. Furthermore, our compensation philosophy seeks to ensure the operational and financial consistency of our Company over the market cycles and earnings volatility that characterize our industry. For a discussion of the application of our compensation philosophy to our performance-based annual incentive bonus, see “—Principal Components of Compensation—Performance-Based Annual Incentive Bonus” below.

The key principles of our executive compensation philosophy are:

•	Aligning shareholder and executive interests through significant share ownership and retention requirements for all of our senior management, including each of our Named Executive Officers;

•	Fostering performance-based compensation by holding a meaningful portion of pay at risk through our performance-based annual incentive bonus and our long-term equity program; and

•	Encouraging a team structure that supports our strategy of operating through an integrated system and rewarding team success that has a positive impact on business results.

COMPENSATION DETERMINATIONS RELATING TO OUR CHIEF EXECUTIVE OFFICER SUCCESSION

The appointment of Mr. O’Donnell to the position of Chief Executive Officer, President and Global Chief Underwriting Officer was the culmination of a multi-year, robust succession planning process led by our Compensation Committee. In connection with his appointment, the Company and Mr. O’Donnell entered into a further amended and restated employment agreement, effective as of July 1, 2013 (the “Restated Employment Agreement”).

During the succession planning process, and in connection with the negotiation of Mr. O’Donnell’s Restated Employment Agreement, the Compensation Committee consulted with and received advice and recommendations from the Non-Executive Chair and the Chairs of each of the Board’s other committees. The Compensation Committee also received advice and recommendations from Mercer, its independent compensation consultant; Wachtell, Lipton, Rosen &

Proxy Statement 29

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

Katz LLP, the Compensation Committee’s external legal counsel; Willkie Farr & Gallagher LLP, the Company’s external legal counsel; and senior members of management. In determining Mr. O’Donnell’s go-forward compensation, the Compensation Committee was mindful of creating a competitive compensation package for Mr. O’Donnell which was consistent with our compensation philosophy and practices, strongly linked pay with performance, and aligned his compensation with our strategic objectives and the creation of long-term value for our shareholders. The Compensation Committee also reviewed and considered Mr. O’Donnell’s expanded roles and responsibilities, his prior contributions to the Company, his legal rights under his pre-existing employment agreement with the Company, the compensation provided to our previous Chief Executive Officer and relevant market data. Mr. O’Donnell’s Restated Employment Agreement provides for an annual base salary of not less than $975,000, a target annual cash bonus of 165% of annual base salary and a target annual equity incentive award of 300% of annual base salary.

Additionally, in connection with his appointment to Chief Executive Officer, to provide appropriate long-term incentives reflecting his expanded roles and responsibilities and to further align his interests with our shareholders, Mr. O’Donnell was awarded a special equity award, subject to pro-rata vesting over four (4) years, comprised of (i) 21,485 restricted shares and (ii) 17,904 performance shares, which amount represents the number of shares that could potentially vest if maximum performance is attained (i.e., 250% of target). None of the performance shares granted will vest if the threshold performance levels are not attained. The shares issued had an aggregate grant date value of $2.5 million, assuming target performance of the performance shares. For a detailed description of the terms of the equity awards granted to Mr. O’Donnell, see “—Principal Components of Compensation—Long-Term Equity-Based Incentives” below.

In connection with his transition, the Company and Mr. Currie entered into a Transition and Services Agreement, dated May 15, 2013 (the “Transition Agreement”). During the succession planning process and the negotiation of the Transition Agreement, the Compensation Committee, in consultation with the Non-Executive Chair and the Chairs of each of the Board’s other committees, determined that ensuring an orderly transition from Mr. Currie to Mr. O’Donnell was critical for the Company, and that having Mr. Currie remain employed with the Company through the scheduled expiration date of his pre-existing employment agreement with the Company on February 22, 2014 would best limit the risks and disruptions that are associated with any transfer of leadership. In determining Mr. Currie’s compensation through February 22, 2014, the Compensation Committee also considered, among other things, Mr. Currie’s legal rights under his pre-existing employment agreement with the Company. Pursuant to the Transition Agreement, Mr. Currie was entitled to receive all compensation and benefits set forth in his employment agreement with the Company, on their regularly scheduled payment dates, through the date of his retirement on February 22, 2014. The Transition Agreement did not provide Mr. Currie with any compensation or benefits not provided for in his pre-existing employment agreement. Moreover, the Compensation Committee and Mr. Currie agreed that given the change to Mr. Currie’s duties and responsibilities following his transition in July 2013, it was appropriate to provide that his annual bonus paid in 2014 (in respect of 2013 performance) would be determined based on target bonus amounts. As described below, our continuing Named Executive Officers received 150% of their target annual bonus. By receiving his cash-based performance bonus at target rather than multiplying his target bonus by the business performance factor, as afforded to the other Named Executive Officers and applied to varying degrees to employees Company-wide, Mr. Currie’s bonus was reduced by $871,035, see “—Principal Components of Compensation—Performance Annual Incentive Bonus” below for additional information.

THE LINK BETWEEN PAY AND PERFORMANCE

2013 Compensation

Annual compensation realized by our Named Executive Officers in 2013 was below targeted levels, driven by the forfeiture of all performance shares relating to the 2013 performance period. This was despite an increase in cash compensation for 2013, driven principally by our excellent operating results and a corresponding increase in the business performance factor applied to the 2013 annual cash incentive performance bonus as compared to 2012. Other than Messrs. O’Donnell and Branagan, no Named Executive Officer received an increase in their base salary.

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COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

2013 Performance Share Results

Whereas our business performance factor, which pertains to the annual cash-based performance bonus of our Named Executive Officers and other employees, is in part measured through financial performance and in part based on our strategic accomplishments, as assessed through the process outlined below (see “—Principal Components of Compensation—Performance-Based Annual Incentive Bonus” below), our performance share program is purely formulaic.

For each grant since inception of our performance share program, the Compensation Committee has established performance thresholds based upon the Company’s total shareholder return relative to our peer group over a three-year period. The Compensation Committee believes that total shareholder return is one of the most material measures of the long-term success of the Company’s business. Relative total shareholder return has been selected in light of several factors, most significantly its likely correlation to long-term growth in tangible book value per common share; its amenability to calculation, verification and comparison; and the direct correlation with shareholder results over the performance period. The Compensation Committee may consider and select alternative or supplemental metrics in the future.

The performance-based vesting of one-third of the award is determined at the end of each year of the performance period, and all earned shares remain subject to a service-based vesting requirement through the end of the full three-year period. Although, for 2013, we had total shareholder return for purposes of the Performance Share Plan of 17.6%, as determined by the Company pursuant to the terms of the Performance Share Plan and approved by the Compensation Committee, our peer group in general experienced higher total shareholder returns. This primarily resulted from our having maintained strong total shareholder return of 18.6% through the challenging 2011 fiscal year, which was a period in which our peers generally saw substantial declines; and when our peers generally experienced a continued recovery in value in 2013 our relative performance lagged.

Given our relative total shareholder return performance for 2013, the tranches related to 2013 performance are not eligible to become vested and will be forfeited following the end of the applicable three-year vesting period; this impacted one-third of the performance shares granted in each of the 2011-2013, 2012-2014 and 2013-2015 performance share cycles, as shown in the following table:

	Percent of Tranche Vested (as Percent of Target)
	2011	2012	2013
Total Shareholder Return for Performance Share Plan (1)	17.9%	11.3%	17.6%
2011-2013 Performance Share Cycle	207.1%	0.0%	0.0%
2012-2014 Performance Share Cycle	—	0.0%	0.0%
2013-2015 Performance Share Cycle	—	—	0.0%
(1)

For purposes of the Performance Share Plan, total shareholder return is determined as the increase in the 20-day average share price preceding the end of the performance period plus the dividends paid with respect to such shares during such period, expressed as a percentage of the 20-day average share price preceding the beginning of the performance period.

The target value of the forfeited shares for each of our 2011-2013, 2012-2014 and 2013-2015 performance share cycles and Mr. O’Donnell’s 2012 and 2013 special performance share awards is shown in the table below. The values shown represent the value of the number of performance shares (together with any accrued but unpaid dividends), measured at December 31, 2013, that will be forfeited by the respective Named Executive Officers.

Name	2011-2013 Performance Share Grants—Value of Performance Shares Forfeited at Target (1)
Kevin J. O’Donnell	$ 936,079
Peter C. Durhager	$ 404,012
Jeffrey D. Kelly	$ 420,811
Ian D. Branagan	$ 308,153
Stephen H. Weinstein	$ 318,515
Neill A. Currie	$ 3,493,388
(1)	Based on the closing price of the common shares of $97.34 on December 31, 2013.

Pay and Performance over the Long Term

In respect of 2013, the management of the Company commissioned Towers Watson to provide a third-party independent review of the alignment between historically realized pay and performance for our Named Executive Officers, as Towers Watson has performed in other recent prior years.

Pay realized over the short and long term and financial performance across key financial measures were compared on a relative basis to our peer group (see “—The Market for Talent” below for additional information regarding our peer group) to determine whether the Company’s performance was aligned with the realizable pay delivered to our Named Executive Officers. For purposes of this analysis, realizable pay is defined for the relevant period as base salary earned, plus actual performance-based incentive bonus paid, plus the fiscal year end value of equity awards as defined by: the “in-the-money” value of stock options granted in the period; the value of the restricted shares granted in the period; and/or the value of the equity underlying performance share or unit awards settled in the period. This analysis was conducted over both one-year and three-year periods for all Named Executive Officers as well as a five-year period for our Chief Executive Officer.

Overall, the review confirmed that there was alignment over all three time periods, with the strongest alignment in the longer-term perspectives consistent with our executive compensation philosophy. Because of the highly volatile nature of our business and industry, we seek to structure our pay programs to align with performance over the long term.

Proxy Statement 31

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

The following graphs illustrate the alignment of our Chief Executive Officer’s three-year realizable pay, based on the most recently available complete peer group proxy data, with tangible book value per common share and total shareholder return, respectively, as compared to our current peer group. (1)

(1)	Does not include XL Group plc which was added to our peer group in 2013 (see “- The Market for Talent” below).

Amendment of Senior Executive Employment Agreements

In April 2013, in connection with the Compensation Committee’s decision to amend certain aspects of the Company’s compensation programs and agreements relating to equity vesting upon a termination of employment, the employment agreements of each member of our senior executive team, including our Named Executive Officers, were amended. The amendments are designed to enhance aspects of our risk management, to encourage employee retention and to further align the interests of the Company’s shareholders and each of these executives by providing each of the executives with a continued interest in the Company’s performance following certain qualifying terminations, and by eliminating the rights of those executives to receive accelerated vesting of outstanding equity awards while still employed by the Company upon reaching retirement eligibility.

The amendments to the employment agreements provide that all performance shares held by the executive upon a termination (other than a termination by the Company for cause or the executive without good reason) will remain outstanding through the applicable performance periods and will vest based on the actual level of achievement of the applicable performance goals at such time or times as would have been the case if the executive had remained employed through all applicable service vesting periods. We believe that these amendments enhance our risk management and executive alignment with shareholder results by requiring our senior executives to remain exposed in part to the shareholder impacts of decisions and actions made or contributed to by those executives through to the end of their terms of service, and to have a continuing interest in our shareholder results following the end of their term.

In addition, in connection with the amendments to their respective employment agreements, each member of our senior executive committee team, including our Named Executive Officers, has agreed to waive his right pursuant to his employment agreement to an acceleration of certain outstanding unvested equity on the attainment of his retirement eligibility date (that is, the date on which the sum of

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COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

the executive’s age and years of service equals 65, subject to a minimum of five (5) years of service). These waivers are applicable to all currently outstanding and future equity grants. Management and the Compensation Committee determined that these changes will enhance the retentive power of our long-term incentive awards, including both annual compensation awards and special performance awards, and further encourage long-term alignment of our senior most executive team and our shareholders.

ADVISORY VOTE ON COMPENSATION

At our 2013 Annual General Meeting of Shareholders, our Say on Pay Proposal resulted in a favorable vote from approximately 94% of the shares cast. We believe this high percentage primarily was due to the appropriateness of the overall design of our compensation programs and our regular communications with our shareholders and responsiveness to shareholder feedback obtained through our regular engagement process. After consideration of the shareholder input we received, which in general supported the structure and design of our compensation plans and programs, particularly our emphasis on long-term equity awards, as well as our strong performance and management’s and the Compensation Committee’s assessment of the continuing success of our compensation programs, the Compensation Committee determined that the overall design of our compensation programs during 2013 would be maintained consistent with immediate past years. The Compensation Committee will continue to work to ensure that our Named Executive Officers’ interests are aligned with our shareholders’ interests to support long-term value creation and continue to strengthen the Company. In addition, we have a regular and robust outreach program aimed at our largest institutional shareholders wherein we from time to time engage them in discussions regarding our executive compensation program and we intend to continue that in the coming year.

Consistent with the shareholder resolution on the frequency of the vote to approve our Named Executive Officer’s compensation, the Compensation Committee has determined to submit an advisory vote on an annual basis.

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COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

OUR EXECUTIVE COMPENSATION PROGRAM

Our compensation design framework, outlined below, holds our Named Executive Officers accountable for annual and long-term performance, manages compensation-related risk-taking within the parameters of our philosophy, and supports the guiding principles that drive our overall pay philosophy. The table below describes the components of our pay program and how each singularly and collectively supports that philosophy.

Compensation Component	Primary Purpose of Compensation Component	Philosophy Behind Providing Compensation Component
Total Direct Compensation
Salary	Provides a fixed component of compensation that reflects expertise and scope of responsibilities	• Provides a base component of total compensation • Provides objective, market-driven, and competitive pay • Represents a relatively lower contribution in total compensation as seniority increases
Performance-Based Annual Incentive Bonus	Provides at risk pay that reflects annual Company performance and performance against strategic accomplishments	• Fosters the achievement of financial and performance metrics important to shareholders • Reinforces the importance of pre-established strategic accomplishments • Rewards team success
Long-Term Equity-Based Incentives	Provides at risk pay with a long-term focus, subject to both performance- and time-based vesting mechanics

•      Aligns Named Executive Officers’ and long-term shareholders’ interests

•      Reflects long-term performance

•      Retains talent through long-term wealth-creation opportunities

•      Holds executives to significant equity ownership requirements

Other Compensation

Other Benefits and Perquisite Program	Reflects the Bermuda location of our corporate headquarters and expatriate relocation needs as well as specific local market and competitive practices	• Encourages relocation of talented executives to our strategic Bermuda headquarters location • Provides a strong retention element

Although the Compensation Committee has determined not to mandate a specific allocation among the components of pay listed above, it is the Compensation Committee’s policy that a majority of total direct compensation paid to our Named Executive Officers be at risk, with a substantial portion subject to the achievement of performance objectives as well as service-based criteria. Our pay for performance approach to compensation provides that a large percentage of a Named Executive Officer’s total compensation should be “at-risk” in the form of incentive awards, the majority of which are structured to be long-term in nature with both performance vesting and time service conditions to further align the interests of the Named Executive Officers with those of our shareholders and the long-term success of our organization.

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COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

The target pay mixes between fixed and at-risk pay of our Chief Executive Officer and our other Named Executive Officers for 2013,

which illustrate the Company’s emphasis on long-term and at-risk compensation, are reflected in the charts below:

THE MARKET FOR TALENT

We believe that our success depends in large part upon our ability to attract and retain our senior executive officers. Our culture, which we believe to be distinctive and inherent to our strategy, is team-focused and designed to reward team performance. We seek to recruit and retain senior executives who possess a number of specific personal and professional qualities that will make contributions to the ongoing success of the Company. We believe that our requirement that executives possess such criteria limits our available talent pool and makes it critical that we retain our key talent. We are subject to competition to recruit our senior executives and other key employees, exacerbated by the industry-leading returns that we have generated since our inception, our reputation for innovation, and the strong relationships we seek to foster with clients, brokers, capital providers, regulators, and rating agencies. This competition for talent has increased during recent years as a result of, among other things: non-traditional entrants into our industry seeking to recruit seasoned talent to assist in developing new business lines, such as investment banks, hedge funds and pension funds; new reinsurance companies backed or funded by such or other entities, some of which explicitly seek to replicate our business model; the proliferation of third-party capital utilization by numerous insurance and reinsurance companies as well as non-traditional competitors; and the growth in demand for catastrophic and specialty risk coverage in emerging markets.

In order to ensure that our compensation programs reflect competitive practices and dynamics in our industry, as well as to maintain competitive compensation program designs and levels, the Compensation Committee utilizes market data and the compensation ranges of our peer group. For Named Executive Officers, the Compensation Committee focuses on peer analyses provided by its independent compensation consultant, and may also take into account information from its advisors and management regarding pay practices of competitors who are not subject to the proxy statement filing requirements of the U.S. federal securities laws and, thus, not required to publicly disclose their executive compensation arrangements. In addition, we compare our performance to a peer group of companies approved by the Compensation Committee, as discussed below, for purposes of determining compensation levels under both our performance-based annual incentive bonus and long-term equity incentive programs. For individual Named Executive Officers, we do not target any specific peer group percentile levels. In 2013, target total direct compensation levels generally fell between the median and 75th percentile. Named Executive Officers’ actual compensation may be adjusted based on factors including personal and corporate performance, differences in the role of any Named Executive Officer versus executives in the peer group, variations in reported compensation driven by geographic location and related market practices, and retention needs.

The following twelve companies comprised our 2013 peer group:

Allied World Assurance Company Holdings, AG	Montpelier Re Holdings Ltd.
Arch Capital Group Ltd.	PartnerRe Ltd.
Aspen Insurance Holdings Limited	Platinum Underwriters Holdings Ltd.
Axis Capital Holdings Limited	White Mountains Insurance Group, Ltd.
Endurance Specialty Holdings Ltd.	Validus Holdings, Ltd.
Everest Re Group, Ltd.	XL Group plc

Our Compensation Committee reviews and assesses regularly the membership of the peer group to ensure continued applicability. The peer group is developed by the Company and the Compensation Committee’s independent compensation consultant and reviewed and selected by the Compensation Committee. It reflects those companies with businesses that are relatively similar to ours and that are in relatively similar jurisdictions to ours and from which we seek to attract qualified executives.

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COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

In selecting peers, the Compensation Committee seeks to maintain consistency from year to year, to the extent appropriate. It also considers company size – both revenue and market capitalization. While the Company’s revenue may fall below the peer group median in some years, our market capitalization is regularly above median. Several companies included in the peer group have revenue somewhat higher than the range typically used by proxy advisors to determine peer companies. We believe these companies remain appropriate to include because relatively small changes in our revenue from year to year—either increases or decreases—do not change the fact that the selected peer companies are our primary competitors for executive talent. We review peer company compensation levels relative to size to determine whether inclusion of these somewhat larger companies affects our analysis of market pay levels, and have concluded that they do not have a significant impact on our competitive pay positioning.

We also compete for talent with non-traditional companies, including hedge funds and investment firms, both inside and outside of our industry and including direct and indirect competitors such as Aeolus Re Ltd., AQR Re Management Ltd., Greenlight Reinsurance Ltd., Hamilton Re Ltd. (formerly known as SAC Re), Swan Re Ltd., Nephila Capital Ltd., and Third Point LLC, as well as larger firms such as ACE Ltd., American International Group, Inc., the reinsurance operations of Berkshire Hathaway Inc., Hannover Rückversicherung AG, Ironshore

Inc., Münchener Rückversicherungs-Gesellschaft Aktiengesellschaft in München (Munich Re) and Swiss Re Ltd. Although we do not include these firms in our peer group, we try to monitor their applicable practices based on available information and to be cognizant of competitive pressures from these market entrants in our program design and determinations.

Our 2013 peer group was largely unchanged from 2012, with the exception of the removal of Alterra Capital Holdings Limited as a result of its acquisition by Markel Corporation, and the addition of XL Group plc. The addition of XL Group plc was recommended by management and agreed to by the Compensation Committee’s independent advisor and the Compensation Committee. The factors considered by the Compensation Committee included: XL Group plc’s significant presence in our core businesses, which has increased on a relative basis over the last few years due to our expansion into certain sectors and the disposition by XL Group plc of certain businesses and lines in which we do not participate; the competition for talent between our companies; the fact that XL Group plc has included us in their peer group and we are mutually included as peers by a number of companies in our peer group; and the reduction in our peer group. Because our peer group has remained substantially the same over the years, the group provides a fairly consistent measure for comparing executive compensation.

PRINCIPAL COMPONENTS OF COMPENSATION

2013 Compensation Determinations

Our Compensation Committee reviews the performance of each of our Named Executive Officers annually to determine appropriate compensation actions and determinations. As summarized above, the Company’s goal for its executive compensation program is to support and reinforce our risk management while attracting, motivating and retaining a talented, entrepreneurial and creative team of executives who will provide leadership for the Company in dynamic and competitive markets and can support our strategy to operate an integrated system to match well-structured risk and efficient capital. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests.

As noted above, on July 1, 2013, Mr. O’Donnell was appointed to the position of Chief Executive Officer. Previously Mr. O’Donnell served as our President and Global Chief Underwriting Officer and continues to hold such positions. The Compensation Committee determined Mr. O’Donnell’s performance for 2013 was strong as he effectively coordinated with the senior management team to develop and to collaboratively lead the execution of our strategic and tactical plans and business priorities both prior to and following his appointment as our Chief Executive Officer. The Compensation Committee noted Mr. O’Donnell’s strong performance with respect to efforts to grow and optimize the Company’s assumed risk portfolios, all of which have reported to Mr. O’Donnell since 2011, to expand the Company’s operating and underwriting platforms through new corporate entities and underwriting platforms, to enhance the Company’s executive development and collaboration programs, and to maintain and enhance the Company’s enterprise-wide risk management systems and practices. The Compensation Committee favorably reviewed Mr. O’Donnell’s expanded role and responsibilities during the transitional period following his appointment as our Chief Executive Officer, his attainments with respect to our leadership development efforts and his continued work with our senior management team, creating development plans and setting challenging assignments for them, and monitoring their progress against those plans and goals.

For our other Named Executive Officers, the Compensation Committee determined performance was strong and the team as a whole executed on the key aspects of our strategic and tactical plans, as described in detail above. The Compensation Committee noted that the successful attainment of the strategic and tactical initiatives that drove our financial and operating results were led individually by a Named Executive Officer or by teams of our Named Executive Officers. In addition, the Compensation Committee favorably assessed the partnership culture among our Named Executive Officers and extended leadership and strong focus on strategic initiatives, leading to increased inclusiveness and integrated views in strategic planning and execution monitoring processes.

After deliberation, the Compensation Committee determined to effect no changes to the compensation packages of our Named Executive Officers other than the changes in connection with Mr. O’Donnell’s appointment as our Chief Executive Officer, and an increase in Mr. Branagan’s base salary of 3.9%. All 2013 compensation determinations for our Named Executive Officers are discussed in detail below.

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COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

Salary

Salaries for our Named Executive Officers are based on several factors, including (i) the scope of job responsibilities, (ii) experience, (iii) expertise, (iv) performance, (v) our internal salary grade structure, which contemplates level and location (for all employees other than our Chief Executive Officer), and (vi) competitive market compensation.

Other than Messrs. O’Donnell and Branagan, none of our continuing Named Executive Officers received an increase to base salary for 2013, as reflected in the table below. As described above, Mr. O’Donnell received a 21.9% increase to his base salary effective July 1, 2013 in connection with his appointment to the position of Chief Executive Officer and to reflect his significantly expanded responsibilities and broader strategic role across the organization. Mr. Branagan received a 3.9% increase to his base salary in 2013 in recognition of the enhancements he led in improving our global risk management system as well as his expanded responsibilities relating to his relocation in London. These salary decisions were supported by our compensation benchmarking activities that are performed annually with the assistance of the Compensation Committee’s independent compensation consultants, Mercer. The amounts shown in the table below for 2012 and 2013 reflect base salaries as established by the Compensation Committee for the compensation cycle year beginning in April of each respective year; amounts actually paid in a calendar year reflect the impact of the timing of any changes, as shown in the Summary Compensation Table below.

Name	2012 Base Salary	2013 Base Salary	Percent Change (2012 to 2013)
Kevin J. O’Donnell (1)	$800,000	$975,000	21.9%
Peter C. Durhager	$479,500	$479,500	0.0%
Jeffrey D. Kelly	$591,250	$591,250	0.0%
Ian D. Branagan (2)	$433,250	$450,000	3.9%
Stephen H. Weinstein	$463,500	$463,500	0.0%
(1)	Mr. O’Donnell’s base salary increased from $800,000 to $975,000 on July 1, 2013 in connection with his appointment to the position of Chief Executive Officer.
(2)	Mr. Branagan’s current base salary represents his salary at April 1, 2013 prior to his secondment to the London office.

Performance-Based Annual Incentive Bonus

As noted above, our compensation program is weighted heavily toward at-risk pay that reflects the Company’s overall financial success and the achievement of our key strategic drivers that contribute to long-term shareholder value creation. An important component of our at-risk pay program is our performance-based annual incentive bonus, which depends on our attainment of certain financial measures and strategic and operating accomplishments and which consists of both quantitative and qualitative objectives, for the relevant year.

The incentive and performance-based components of our compensation program are designed in part to support and enhance our underwriting philosophy, which recognizes and reflects the significant volatility in our business (in which, for example, financial performance in any fiscal period is materially impacted by the occurrence or non-occurrence of catastrophic events) and the need for qualitatively strong strategic and tactical execution to sustain and grow shareholder value over time. In light of this, the Compensation Committee and management believe that quantitative results should be a primary measure of executive performance, but not the sole measure. Accordingly, the Compensation Committee determines performance-based annual incentive bonuses considering results against both financial and strategic goals, both quantitative and qualitative. For determining performance-based annual incentive bonuses in 2013, consistent with prior years, financial objectives were given a weighting of 67% and strategic accomplishments were given a weighting of 33%. All of the factors chosen by the Compensation Committee to calculate performance-based annual incentive bonuses are considered by the Compensation Committee to be principal drivers in the creation of total shareholder return and growth in tangible book value per common share over time, and the overall success of our business.

At its first regular quarterly meeting of a given year, our Compensation Committee reviews the performance of the Company for the immediately prior fiscal year to establish an overall business performance factor. The final business performance factor may range from 0 to 1.50 (or 0% to 150% of target) in any given year. The business performance factor equals the aggregate sum of the outcomes for each performance criterion, calculated as the percentage achievement multiplied by its relative weight (as illustrated in the table below). The criteria and potential ranges of these individual components vary, but can result in a final business performance factor of no greater than 1.50. For fiscal year 2013, the Compensation Committee established an overall business performance factor of 1.50 (or 150% of target), based on our actual performance achievements. Although our strong absolute and relative financial and operating performance in 2013 contributed to a calculated business performance factor that exceeded 1.50, the business performance factor was capped at the top of the range permitted for annual incentive bonuses.

Once determined, the business performance factor is applied to all Company employees, including our Named Executive Officers, to varying degrees impacted by measurement of individual performance and contributions. We believe that our performance-based cash bonus award process fosters relative internal pay equity and aligns employees with overall corporate results in a manner consistent with our team-based compensation philosophy and organizational culture. A Named Executive Officer’s actual performance-based cash bonus amount may be adjusted by the Compensation Committee up or down in order to reflect specific circumstances. Similarly, supervisors

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COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

may make adjustments to the actual bonus amount within the framework of our performance management system for other individual employees with the approval of appropriate senior management. For 2013, the business performance factor was applied to the Named Executive Officers’ target bonus without adjustment.

The table below shows the key performance metrics that the Compensation Committee considered in establishing the overall business performance factor for 2013 and the resulting scores on all measures. These metrics are representative of the Company’s current strategy and align with the various components of the Company’s compensation philosophy, which, when taken together, are designed to effectively and appropriately motivate our employees and provide for alignment with our long-term corporate objectives.

Performance Metric	Baseline for Measurement	Actual Performance	Raw Business Performance Factor Components	Weighting	Weighted Business Performance Factor Components
Operating Return on Average Common Equity	Actual vs. Peer Average (1)	19.4%	1.64	33 1/3%	0.55
Operating Earnings Per Share	Actual vs. Budget	$14.08	2.05	16 2/3%	0.34
Gross Written Premiums (in thousands of U.S. dollars)	Actual vs. Budget	$1,605,412	1.05	16 2/3%	0.18
Strategic Accomplishments	Pre-Established Goals	1.5x	1.50	33 1/3%	0.50

Total					1.57

Business Performance Factor (maximum)					1.50
(1)	For purposes of calculating the relative portion of our business performance factor, we compare our performance to our peer group for 2013 as described above.

The majority of the measures in the performance-based annual incentive bonus are financial and determined by comparing actual results to goals established in the beginning of the year.

As illustrated in the table above, the factor for the strategic accomplishments portion of the business performance factor was set at 1.50, reflecting that 2013 represented a successful year in respect of our long-term strategic objectives and the execution of our 2013 tactical plan as summarized above under “—Executive Summary—Fiscal Year 2013 Highlights” above.

Our current compensation structure for our continuing Named Executive Officers establishes a target bonus amount as a percentage of the executive’s bonus basis, values of which are shown in the table below. Each of our continuing Named Executive Officer’s bonus basis is equal to the executive’s actual salary as of April 1, 2014, except for Mr. Durhager, whose bonus basis is his target salary. As described above, the actual cash bonus paid to our continuing Named Executive Officers was equal to our business performance factor of 1.50, multiplied by our continuing Named Executive Officers’ target bonus amount.

Name	Bonus Basis	Percent of Bonus Basis	Target 2013 Bonus	Actual 2013 Bonus
Kevin J. O’Donnell	$975,000	165%	$1,608,750	$2,413,130
Peter C. Durhager	$554,400	110%	$609,840	$914,760
Jeffrey D. Kelly	$591,250	110%	$650,375	$975,570
Ian D. Branagan (1)	$454,116	110%	$499,528	$749,292
Stephen H. Weinstein	$463,500	110%	$509,850	$764,780
(1)	Mr. Branagan’s bonus basis is his salary on his London secondment of £290,300 converted into U.S. dollars at the average daily exchange rate of 1.56 for the year ended December 31, 2013.

Long-Term Equity-Based Incentives

Whereas our annual cash bonuses represent immediate recognition of the prior year’s corporate performance, we believe that our equity incentive awards link the compensation of our Named Executive Officers directly to the attainment of corporate performance over the long term. These awards make up a significant component of total direct compensation, which we believe supports and strengthens our pay-for-performance philosophy and aligns with our goal of creating long-term value for our shareholders as well as supporting retention by means of extended vesting periods.

In 2013, we granted our Named Executive Officers, a blend of long-term equity-based awards, 25% of which were subject to performance vesting as well as continued service requirements, and 75% of which were subject solely to service requirements. We believe that a blend of awards encourages long-term performance, retention, and shareholder value-creation and supports an ownership culture. Grants of restricted shares subject to solely service requirements vest in four (4) equal annual installments subject to continued service with the Company and, subject to achievement of applicable performance measures, ordinary grants of performance shares typically are earned in three (3) equal annual installments and vest following three years of continued service with the Company.

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COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

The grant-date value of long-term equity-based incentive awards granted to our Named Executive Officers in 2013 as part of our annual grant cycle was equal to their 2013 target equity award level, with the exception of Messrs. Kelly and Branagan who received special equity awards as discussed below under “—Equity Grant Practices.” Each Named Executive Officer’s target equity award level is determined by multiplying the Named Executive Officer’s long-term incentive percentage by their long-term incentive basis. Each continuing Named Executive Officer’s long-term incentive basis is determined in a manner consistent with the process to determine the bonus basis described in “—Performance-Based Annual Incentive Bonus” above, using the continuing Named Executive Officer’s base salary as of April 1, 2013 as the Named Executive Officer’s actual base salary, except for Mr. Durhager, whose bonus basis is his target salary. The actual long-term equity incentive awards granted to our continuing Named Executive Officers in 2013, other than special equity awards, is set forth in the following table:

Name	LTI Basis	Percentage of LTI Basis	Performance Shares (1)	Time-Vested Restricted Shares (2)
Kevin J. O’Donnell	$800,000	240%	$ 480,000	$ 1,440,000
Peter C. Durhager	$554,400	218%	$ 302,148	$ 906,444
Jeffrey D. Kelly	$591,250	218%	$ 322,231	$ 966,694
Ian D. Branagan	$450,000	218%	$ 245,250	$ 735,750
Stephen H. Weinstein	$463,500	218%	$ 252,608	$ 757,823
(1)

The values of the performance shares are set at target based on the closing price of our common shares on the date of grant. In accordance with applicable SEC rules, the amounts disclosed in the Summary Compensation Table are based on the grant date fair values, which differ from the amounts set forth herein.

(2)

These values do not include the special equity award of $2.5 million granted to Mr. O’Donnell in connection with his appointment to Chief Executive Officer or the special equity awards to Messrs. Kelly and Branagan of $1.0 million and $0.5 million, respectively. A detailed discussion of our equity grant practices may be found below under “—Principal Components of Compensation—Equity Grant Practices.”

Performance Share Plan Mechanics. Beginning in 2010, the Compensation Committee determined that grants of performance shares will vest based upon the Company’s total shareholder return relative to our peer group over a three-year period. For purposes of the Performance Share Plan, total shareholder return is determined as the increase in the 20-day average share price preceding the end of the performance period, plus the dividends paid with respect to such shares during such period, expressed as a percentage of the 20-day average share price preceding the beginning of the performance period. The performance-based vesting level of one-third of the award is determined at the end of each year of the performance period based on that year’s performance, and all earned shares remain subject to a service-based vesting requirement through the end of the full three-year period.

The total shareholder return hurdles and corresponding vesting levels for the 2010, 2011, 2012 and 2013 award cycles are set forth in the following table:

Hurdle	Total Shareholder Return Relative to Peers	Vesting Level (as Percent of Target)
Threshold	35th Percentile	0%
Target	50th Percentile	100%
Maximum	100th Percentile	250%

Vesting at intermediate performance levels is based upon a linear interpolation between threshold and target (6.67% of target for each percentile increase in performance), or between target and maximum (3% of target for each percentile increase in performance), as applicable. To accommodate the potential attainment of the maximum performance, we issue unvested performance shares at the maximum level of payout (250% of target). If less than maximum performance is attained, a proportionate number of shares will not vest and will be forfeited.

Pursuant to the terms of the Performance Share Plan, the Compensation Committee has the authority to consider downward adjustments in conjunction with any vesting of performance shares but may not effect upward adjustments. For information regarding treatment of performance shares upon a termination or a change in control, see “—Potential Payments Upon a Termination or Change in Control” below.

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COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

Performance Share Vesting Through 2013. At the end of fiscal year 2013, the attainment of total shareholder return relative to our peer group was measured for the final tranche of the performance shares granted during 2011, the second tranche of the performance shares granted during 2012 and the first tranche of the performance shares granted during 2013. The following table illustrates actual performance for performance shares granted as part of our annual grants in 2010, 2011, 2012 and 2013, based on our total shareholder return relative to the established peer group. As illustrated in the table below, the relevant tranches of performance shares vested above target in both 2010 and 2011 and were completely forfeited in 2012 and 2013. The table assumes that outstanding performance shares will be earned based on target performance during 2014 and 2015.

Performance Cycle	Percent of Tranche Vested (as a Percentage of Target)						Total Payout as a Percent of Target
	2010	2011	2012	2013	2014 (Assumed Target)	2015 (Assumed Target)
2010 - 2012	164.2%	207.1%	0.0%				123.8%
2011 - 2013		207.1%	0.0%	0.0%			69.0%
2012 - 2014			0.0%	0.0%	100.0%		33.3%
2013 - 2015				0.0%	100.0%	100.0%	66.7%

The table below contrasts the difference between total shareholder return for the past five (5) years and the vesting of performance shares during the same period. As illustrated, despite strong absolute total shareholder return over the period, due to relative outperformance by our peer group in the past two (2) years all tranches of performance shares subject to testing in 2012 and 2013 were cancelled. Total shareholder returns for the table below are calculated assuming an initial $100 investment in the Company’s common shares as of January 1, 2010. Total shareholder returns for each of 2010, 2011, 2012 and 2013 were 21.9%, 18.6%, 10.8% and 21.3%, respectively.

Equity Grant Practices. The Compensation Committee makes determinations with respect to annual long-term incentive awards at its February meeting each year. It is our current practice for approved grants to be awarded on March 1st (or the next succeeding business day). The date of grant for new-hire equity awards will generally be the third business day following the release date of the Company’s next subsequent quarterly financial results following the new hire’s actual start date. The Compensation Committee may grant special awards from time to time to reflect promotions, special achievements, new hires, or retention needs.

In July 2013, Mr. O’Donnell was promoted to Chief Executive Officer, President and Global Chief Underwriting Officer, and to provide appropriate long-term incentives reflecting his expanded roles and responsibilities and to further align his interests with our shareholders, was awarded a special equity award comprised of (i) 21,485 restricted shares and (ii) 17,904 performance shares, which amount represents the number of shares that could potentially vest if maximum performance is attained (i.e., 250% of target). Mr. O’Donnell’s performance shares are subject to vesting based on total shareholder return relative to our peer group over four (4) years, commencing with 2013. The performance shares will be earned in four (4) equal tranches and the performance-based vesting level of each tranche will be determined at the end of each year of the 2013-2016 performance period. All earned shares from the first and second vesting tranches remain subject to a service-based vesting requirement through the end of the second calendar year in the performance period and all earned shares from the third and fourth vesting tranches remain subject to a service-based vesting requirement through the full four-year period. Each vesting tranche of Mr. O’Donnell’s special performance share awards is subject to the same total shareholder return hurdles as the performance shares granted to the Named Executive Officers during the annual grant cycle as described above. The Company’s total shareholder return relative to our peer group in 2013 resulted in a vesting level of 0% for the 2013 vesting tranche.

During the 2013 annual grant cycle, each of Messrs. Kelly and Branagan was awarded a special equity award, comprised of 11,424 and 5,712 restricted shares, respectively. The shares issued to Messrs. Kelly and Branagan had a grant date value of $1.0 million and $0.5 million, respectively. Each of these equity awards is subject to the same vesting and other terms and conditions as awards that were made during the annual grant cycle and described above.

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COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

Mr. Kelly’s special equity award was granted in recognition of his on-going contributions to the implementation of our corporate strategy, his leadership of the finance, investment, treasury and investor relations functions, and in recognition of his growing leadership role in our business and assumed risk management. Mr. Branagan’s special equity award was granted in recognition of his leadership role in enhancing and improving our global risk management system, the success of our modeling and risk management efforts in respect of dynamics such as Solvency II, regulatory changes and the market impacts of changes in widely used third-party risk management vendor models, and his expanded responsibilities relating to his relocation to London.

In February 2014, the Compensation Committee approved a one-time special equity award of restricted shares to each member of our senior management team, including each of our continuing Named Executive Officers. The awards for each of our continuing Named Executive Officers, including our Chief Executive Officer, were in an amount equal to 20% of the grant date value of each executive’s annual equity grant. The primary purpose of this grant was to reward members of our senior management team for their individual contributions, and for the performance of the senior management team as a whole, to the Company’s strong financial and operating performance and achievement of significant strategic objectives during 2013, as outlined in more detail above, including the successful completion of our multi-year succession planning process. Consistent with our practices for senior executives and our compensation philosophy, which, as described above, weights compensation toward at-risk equity, among other reasons to link pay with performance and align realized compensation with the creation of long-term value for our shareholders, the Compensation Committee determined to effect all of these awards in the form of restricted shares. Each of these awards will vest in four (4) equal annual installments beginning on the first anniversary of the date of grant subject to the executive’s continued service with the Company. See “—Executive Summary—Fiscal Year 2013 Highlights” above for additional information regarding our financial and operating performance and achievement of strategic objectives during 2013. Mr. Currie did not receive any such grant.

Dividends. Dividends are generally payable currently with respect to time-vested restricted shares. In connection with a grant of performance shares, the grantee will receive the right to any accrued dividends declared and paid on unvested shares, to be paid without interest at the same time as the underlying shares vest. Dividends accrued and unpaid on forfeited performance shares, however, will be forfeited in accordance with the Performance Share Plan.

Equity Ownership and Retention Requirements

In keeping with our overall compensation philosophy, our Named Executive Officers are subject to a robust equity ownership policy, which is designed to maintain equity ownership at levels high enough to assure our shareholders of our executives’ commitment to long-term value creation. Under our guidelines, our executives are required to maintain a level of our equity with a value equal to a multiple of salary as follows:

•	7.5 times actual salary for our Chief Executive Officer; and

•	4.5 times target salary by grade for our other Named Executive Officers.

Equity ownership is calculated by including the value of common shares owned outright, time-vested restricted shares, performance shares calculated at target achievement, and the spread value of vested “in-the-money” options. Until and unless ownership requirements are satisfied, a Named Executive Officer is not permitted to sell any of the equity granted to him, other than automatic dispositions for tax withholding.

As of December 31, 2013, all of our continuing Named Executive Officers had satisfied their ownership requirements. The table below shows the holdings for our continuing Named Executive Officers as of December 31, 2013.

	Equity Ownership as of Fiscal Year-End
Name	Required Multiple of Target Salary	Actual Multiple of Target Salary	Dollar Value (1)	Years of Service at Fiscal Year-End
Kevin J. O’Donnell	7.5	30.7	$ 32,434,798	17.1
Peter C. Durhager	4.5	12.6	$ 6,977,650	10.6
Jeffrey D. Kelly	4.5	12.5	$ 6,943,019	4.5
Ian D. Branagan	4.5	11.8	$ 6,549,327	15.0
Stephen H. Weinstein	4.5	26.4	$ 14,631,941	11.9
(1)	Based on closing price of the common shares of $97.34 on December 31, 2013, the final business day of calendar year 2013.

Our Compensation Committee retains the discretion to approve transactions outside of the guidelines in light of an individual’s facts and circumstances; however, to date, we have not done so in respect of a Named Executive Officer.

No-Hedging, No-Pledging and Other Insider Trading Policies

Our employees, including our Named Executive Officers and directors, are subject to our insider trading policies and practices, which prohibit (unless otherwise approved by our General Counsel):

•	transactions in our securities outside of Company designated “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans);

•	employees and directors and their designees from hedging the market value of RenaissanceRe securities; and

•

employees and directors and designees from engaging in short sales of, or margin loans on, or pledging of RenaissanceRe securities. It is the Board’s view that such activities are generally against the interest of the Company’s shareholders and could cause significant repercussions to the Company and its shareholders if allowed.

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COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

Other Benefits and Perquisites; Elimination of Income Tax Gross-ups; Limitations and Changes

Our Named Executive Officers participate in a perquisite and benefit program that, in conjunction with the other components of our compensation program, seeks to accomplish the goal of attracting and retaining key talent to our strategic Bermuda headquarters. Given the unique challenges of the Bermuda market, including travel to and from the island and the cost of living and maintaining a residence, we provide benefits and perquisites that are consistent with others operating in this market and are necessary for recruitment and retention purposes.

Effective May 2011, we eliminated U.S. federal income tax gross-ups on perquisites for our Named Executive Officers. Since then the Compensation Committee has continued to make changes to our benefit and perquisite program. Commencing in February 2013, Named Executive Officers have the opportunity to use the corporate aircraft in addition to business use and up to 25 hours of Company-funded personal use, provided they pay the variable cost per hour for the additional usage. With respect to Messrs. O’Donnell, Kelly and Weinstein, such usage is in addition to four (4) round trips on commercial airlines to which they and each member of their families are annually entitled. See “Certain Relationships and Related Transactions—Use of Company Aircraft” above for additional information.

CHANGE IN CONTROL AND POST-TERMINATION PAYMENTS

General

Upon qualifying terminations of employment as well as upon a change in control, the Named Executive Officers may be entitled to receive certain vesting of equity-based awards pursuant to the terms of our equity compensation plans and their respective employment agreements, and upon certain qualifying terminations of employment, the Named Executive Officers may be entitled to receive certain other severance payments and benefits pursuant to the terms of their respective employment agreements (which payments and benefits may be enhanced if such a termination occurs in connection with a change in control). The Compensation Committee views other post-termination payments primarily as consideration for certain restrictive covenants applicable to our executives following certain terminations, which we believe are essential to the protection of the Company’s business, in particular given the specialized markets in which the Company competes. In addition, the Compensation Committee believes that both the change in control and post-termination payments and benefits are necessary components of a competitive compensation program. As described above, in April 2013, each member of senior management team, including each Named

Executive Officer, agreed to amendments of the member’s employment agreement waiving prior rights to acceleration on attaining retirement eligibility, and providing that performance shares held upon a termination (other than by the Company for cause or the executive without good reason) will remain outstanding through the applicable performance periods and will vest based on actual levels of future attainment.

Chief Executive Officer

In connection with Mr. O’Donnell’s appointment to the position of Chief Executive Officer on July 1, 2013, his Restated Employment Agreement provides for an increase in his severance multiple from 150% to 200%. Upon his retirement in February 2014, Mr. Currie was entitled to the separation payments and benefits set forth in his Transition Agreement, which were substantially similar to those he was contractually entitled to receive upon a qualifying termination pursuant to his employment agreement. For additional information regarding the severance payments and benefits each of our Named Executive Officers are entitled to receive upon a termination of employment or a change in control, see “Potential Payments Upon a Termination or Change in Control” below.

ADJUSTMENT OR RECOVERY OF COMPENSATION DUE TO EXECUTIVE MISCONDUCT

If our Board were to determine that an executive officer has engaged in fraudulent or intentional misconduct, our Board would take action to remedy the misconduct, prevent its recurrence, and impose discipline as appropriate in light of the facts and circumstances, including possibly, without limitation, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and/or (iii) if the misconduct resulted in a significant restatement of the Company’s financial results, attempting to seek the reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that was greater than would have been paid or awarded if calculated based upon the restated financial results. These remedies would be in addition to, and not in lieu of, any actions that might be imposed by law enforcement agencies, regulators, or other authorities. The Company also has a right to set off against certain amounts owing to the executive officers should they engage in certain activities that are detrimental to the Company. In addition, Mr. O’Donnell has agreed to the clawback provision described immediately below.

The Restated Employment Agreement with Mr. O’Donnell provides that, among other things, Mr. O’Donnell’s incentive compensation (including both cash bonuses and equity awards) that is determined to have been earned based upon financial statements that were subsequently restated may be clawed back, or forfeited if unpaid, to the extent that such compensation would not have been earned based upon the restated financials. If the related restatement is determined by a court of competent jurisdiction to have been due to Mr. O’Donnell’s misconduct, the clawback would apply to such compensation paid within 60 months following the Company’s first filing with the SEC containing the financial statement that was restated. For restatements not determined to have been due to Mr. O’Donnell’s misconduct, the Company’s clawback rights shall apply only to such compensation paid within 24 months following the first SEC filing containing the financial statement that was restated. In addition, the Company’s clawback rights also apply to gains realized on sales of securities in the 12 months following the first SEC filing containing a financial statement that is ultimately restated due to Mr. O’Donnell’s misconduct.

42	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

COMPENSATION AND RISK MANAGEMENT

In conjunction with our enterprise-wide risk management practices, as well as our strategic and operational planning, management of the Company reviews regularly senior executive compensation and our firm-wide compensation programs and policies in an ongoing effort to manage within the risk profile of our business plan (for additional information see above under “Corporate Governance—Risk Oversight”). Senior executives from our risk, legal and compliance, administrative, finance, and audit functions, as well as the Board’s independent compensation consultant, are involved in this review process, which is conducted under the oversight of the

Compensation Committee. With respect to 2013 and the compensation programs in place for 2014, the Compensation Committee has concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company. For additional information regarding risk oversight over our compensation program and our enterprise-wide risk management practices, see above under “Corporate Governance—Risk Oversight” and “Corporate Governance—ERM and Executive Compensation.”

MANAGING DILUTION

As noted above, since the inception of our Company, management and the Board have sought to align the interests of our executives and employees with the long-term interests of shareholders through, among other things, a determination to place significant emphasis on equity-based compensation as a component of our compensation programs compared to market-competitive levels. We believe this supports our goal of creating long-term value for our shareholders by fostering an ownership culture that promotes our overall compensation philosophy and encourages long-term performance, retention, and shareholder value-creation, and exposes our employees to economic diminishment should our share performance lag. Management and our Compensation Committee balance these goals with active monitoring of our equity-based grant practices and potential for shareholder dilution, in light of prior recommendations made by shareholder advisory firms and shareholder and investor communications.

Among other things, in determining 2013 equity-based grants, the Compensation Committee and the Board considered the Company’s prior equity grant practices, the currently outstanding awards of restricted shares, options, and premium options, and the impact on shareholder dilution of these instruments and of contemplated grants.

The Board received analyses of the impact of those equity-based grants on certain dilution and share plan utilization models used by certain institutional shareholders of the Company and by certain third parties who issue proxy voting recommendations. Consistent with the philosophy of managing dilution and aligning the interests of our employees with the long-term interests of our shareholders, since 2010 a significant portion of the equity-based compensation provided to non-senior management employees has been in the form of cash-settled restricted stock units granted under the Company’s 2010 Restricted Stock Unit Plan. We have believed, and continue to believe, that our equity-oriented compensation philosophy supports and suits our goals of creating long-term value for our shareholders, of fostering an ownership culture that promotes our overall compensation philosophy and encouraging long-term performance, retention, and shareholder value-creation, and of exposing our employees to economic diminishment should our share performance lag. We will also continue to be cognizant of dilution measures and investor dilution parameters in assessing our equity compensation needs. In that regard, we are not seeking an increase in the number of shares authorized under our equity incentive plans as we believe we have a sufficient number of shares to meet our needs until we seek approval of a new equity incentive plan in connection with the expiration of our 2001 Plan which is due to occur in February 2016.

GOVERNANCE AND COMPENSATION PROCESS

Role of the Compensation Committee

Our Compensation Committee consists of directors who meet the independence requirements of the NYSE and, subject where applicable to ratification by the Board, retains the final authority with respect to our compensation, benefit, and perquisite programs. The Compensation Committee meets at least quarterly and reviews regularly our compensation philosophy and programs. Compensation Committee meetings may include other members of the Board (including our Non-Executive Chair of the Board, who serves as an ex officio member), members of management, and third-party advisors. A portion of each meeting is spent in executive session in which no members of management are present. Neither the Non-Executive Chair of the Board nor any other non-members may vote on Compensation Committee matters.

In connection with its annual compensation determination process, the Compensation Committee engages in an annual performance assessment of each Named Executive Officer, focusing on each executive’s contribution during the fiscal year, and if applicable, the level of achievement of any specific individual goals. With respect to Named Executive Officers other than himself, Mr. O’Donnell presents the Compensation Committee with his assessment of each executive’s relative performance with respect to the above-mentioned categories for such fiscal year.

Annual compensation determinations are made generally during the first calendar quarter of each year, after our audited year-end financial information and third-party information (including reports from our compensation consultants) have been provided to our Compensation Committee and after compensation recommendations have been submitted by Mr. O’Donnell for our other Named Executive Officers. Decisions made by the Compensation Committee during the regular first quarter meeting include performance-based annual incentive bonus determinations in respect of the prior fiscal year as well as equity award grants and any salary adjustments to take effect for the then-current year.

Proxy Statement 43

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

Use of Third-Party Advisors

Pursuant to its charter, our Compensation Committee has the authority to retain (and to terminate) any compensation consultant to assist with the Compensation Committee’s evaluation of executive compensation. Our Compensation Committee has retained consultants in the past for the purposes of, among other things, obtaining market intelligence on compensation trends, views and recommendations with respect to our compensation programs, and analyses and recommendations with respect to the amount or form of senior executive and director compensation.

During 2013, the Compensation Committee continued its retention of Mercer (US) Inc. (“Mercer”). Neither any member of management nor any member of the Compensation Committee has any contractual or pecuniary arrangement with Mercer. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies, Inc., other subsidiaries of which acted as a broker or agent with respect to 22.7% of our gross premiums written and 9.1% of ceded written premiums in 2013. During 2013, each of Mercer and Oliver Wyman Group, another wholly owned subsidiary of Marsh & McLennan Companies, Inc., and an affiliate of Mercer, performed compensation advisory and other services on behalf of the Compensation Committee and the Company. We incurred fees in 2013 in respect of these engagements totaling $318,930 for compensation advisory and related services and $1,590,235 for all other services. No individual consultant or personnel who provided compensation or advisory services received any additional compensation as a result of Mercer providing these other services. The Compensation Committee approved fees for all compensation or related advisory services.

The Compensation Committee has assessed the independence of Mercer pursuant to the SEC rules and NYSE listing standards and concluded, based upon the information provided by Mercer, management and the supported analysis offered by its counsel, that their engagement did not raise any conflicts of interest. In reaching this conclusion, the Compensation Committee considered the factors relevant to Mercer’s independence from management, including the factors set forth in the NYSE listing standards.

44	Proxy Statement

SUMMARY COMPENSATION TABLE AND COMPENSATION INFORMATION

SUMMARY COMPENSATION TABLE AND COMPENSATION INFORMATION

The following table sets forth compensation for our Named Executive Officers in fiscal years 2013, 2012, and 2011:

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Current Executive Officers
Kevin J. O’Donnell (5) Chief Executive Officer, President and Global Chief Underwriting Officer	2013 2012 2011	887,500 756,818 718,021	— — —	4,316,338 3,818,644 1,786,996	2,413,130 1,390,000 787,500	616,320 597,352 700,768	8,233,288 6,562,814 3,993,285
Peter C. Durhager Executive Vice President and Chief Administrative Officer	2013 2012 2011	479,500 479,500 470,604	— — —	1,199,705 1,195,969 1,252,992	914,760 847,678 512,266	312,246 347,585 434,143	2,906,211 2,870,732 2,670,005
Jeffrey D. Kelly Executive Vice President and Chief Financial Officer	2013 2012 2011	591,250 591,250 575,560	— — —	2,279,521 1,275,511 1,252,992	975,570 904,021 546,315	437,772 466,359 509,014	4,284,113 3,237,141 2,883,881
Ian D. Branagan (6) Senior Vice President and Chief Risk Officer	2013	448,557	—	1,473,836	749,292	302,324	2,974,009
Stephen H. Weinstein Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer	2013 2012 2011	463,500 463,500 443,166	— — —	1,002,975 999,857 887,860	764,780 708,692 428,274	329,295 500,196 568,158	2,560,550 2,672,245 2,327,458
Former Executive Officer
Neill A. Currie (7) Former Chief Executive Officer	2013 2012 2011	1,055,800 1,055,800 1,049,350	— — —	3,142,705 3,134,561 3,167,354	1,742,070 2,421,477 1,463,339	551,397 784,020 1,022,767	6,491,972 7,395,858 6,702,810
(1)	This column reflects each Named Executive Officer’s principal position as of the date of this Proxy Statement.
(2)

This column represents the aggregate grant date fair value of stock awards granted to our Named Executive Officers in each of 2013, 2012 and 2011, determined under FASB ASC Topic 718, Compensation—Stock Compensation. The value of the service-based vesting restricted shares is determined based on the closing price of our common shares on the grant date. The value of the performance shares is determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of performance shares per tranche on the grant date. These values exclude the accounting effect of any estimate of future service-based forfeitures and do not necessarily correspond to the actual level that might be realized by the Named Executive Officers. A detailed discussion of our performance share program may be found above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” and the economic value of awards is discussed in the “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table” below. For information on the valuation assumptions with respect to awards made during 2013, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans at Note 17 in its financial statements for 2013, as included in its Annual Report on Form 10-K for 2013, as filed with the SEC.

(3)

The amounts shown in this column constitute the performance-based annual incentive bonuses paid to each Named Executive Officer based on the Compensation Committee’s evaluation at its first quarterly meeting of each year of the Company’s and each such officer’s performance in the immediately preceding year. The figures listed relate to performance for the year listed but are paid in the following year. For example, the figures for 2013 relate to performance for the year ended December 31, 2013, but were paid in March 2014. In light of the rigorous and formulaic application of the performance metrics for the determination of our performance-based annual incentive bonuses for 2013, as described in detail above under “Compensation Discussion and Analysis—Principal Components of Compensation—Performance-Based Annual Incentive Bonus,” SEC rules require disclosure of these amounts for 2013 as “Non-Equity Incentive Plan Compensation,” not “Bonus” compensation. For more information on the target and maximum bonus opportunities for our Named Executive Officers pursuant to our performance-based annual incentive bonus program, see the Grants of Plan-Based Awards table below.

(4)	See the All Other Compensation Table and the Other Benefits Table provided below for more information and analysis of the amounts included in the All Other Compensation column for 2013.
(5)

Mr. O’Donnell became our Chief Executive Officer on July 1, 2013. Prior to such date, Mr. O’Donnell served as our President and Global Chief Underwriting Officer. In connection with his appointment as our Chief Executive Officer, Mr. O’Donnell’s base salary increased from $800,000 to $975,000 effective as of July 1, 2013.

(6)	Payments made to Mr. Branagan in pounds sterling have been converted into U.S. dollars at the average daily exchange rate of 1.56 for the year ended December 31, 2013.
(7)	Mr. Currie ceased serving as our Chief Executive Officer on July 1, 2013 and remained a non-executive employee of the Company through February 22, 2014.

Proxy Statement 45

ALL OTHER COMPENSATION TABLE

ALL OTHER COMPENSATION TABLE

Name	Company 401(k)/ Pension Matching Contribution (1) ($)	Value of Life Insurance Premiums (2) ($)	Prepaid Non- Compete Consideration (3) ($)	Other Benefits (4) ($)	Total Other Compensation ($)
Current Executive Officers
Kevin J. O’Donnell	15,300	5,880	62,500	532,640	616,320
Peter C. Durhager	15,300	5,639	—	291,307	312,246
Jeffrey D. Kelly	15,300	5,880	—	416,592	437,772
Ian D. Branagan	52,386	5,225	33,250	211,463	302,324
Stephen H. Weinstein	15,300	4,822	—	309,173	329,295
Former Executive Officer
Neill A. Currie	15,300	5,880	—	530,217	551,397
(1)

This column reports Company matching contributions to our Named Executive Officers under our 401(k) plan for Messrs. O’Donnell, Kelly, Weinstein and Currie; under the Bermuda National Pension Scheme and International Savings Plan for Mr. Durhager; and under the International Savings Plan and Renaissance Syndicate Management Plan for Mr. Branagan.

(2)

This column reports the value of premiums paid on behalf of our Named Executive Officers with respect to life insurance coverage. The death benefit under the life insurance coverage is equal to four (4) times the Named Executive Officer’s annual salary up to a maximum of $2.0 million.

(3)

Following the enactment of Section 457A of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), in 2008, each Named Executive Officer’s employment agreement was amended to preserve the economics agreed to by each executive and the Company upon the original execution of the employment agreement. The amounts in this column represent a prepayment of severance benefits to which the Named Executive Officers are entitled pursuant to their amended employment agreements and do not represent extra-contractual or additional payments not otherwise due. The amount is calculated as the incremental change in the non-compete consideration to which an executive would become entitled upon a future termination of employment in respect of the executive’s change in salary as of December 31, 2012, from the salary as of December 31, 2011. Such amounts are subject to clawback in the event of a future termination for cause or a violation of the restrictive covenants contained in the executives’ employment agreements. Pursuant to the terms of Mr. O’Donnell’s Restated Employment Agreement, he will not be entitled to receive yearly prepayments in future years. For additional information on the amounts disclosed in this column and Section 457A of the Tax Code, please see the discussion below under “Potential Payments Upon a Termination or Change in Control—Severance Payments and Benefits.”

(4)	See the Other Benefits Table below for additional information.

46	Proxy Statement

OTHER BENEFITS TABLE

OTHER BENEFITS TABLE

Name	Personal Travel (1) ($)	Housing Benefits (2) ($)	Other Benefits (3) ($)	Total Other Personal Benefits ($)
Current Executive Officers
Kevin J. O’Donnell	192,712	276,112	63,816	532,640
Peter C. Durhager	116,148	144,000	31,159	291,307
Jeffrey D. Kelly	142,957	240,112	33,523	416,592
Ian D. Branagan	76,251	100,371	34,841	211,463
Stephen H. Weinstein	87,861	192,112	29,200	309,173
Former Executive Officer
Neill A. Currie	242,576	264,112	23,529	530,217
(1)

Personal travel includes costs for commercial travel for the Named Executive Officer and such person’s immediate family members as well as use of the corporate aircraft, and in the case of Mr. Currie, includes, in respect of Mr. Currie’s commuting costs to his sole office location in Bermuda, $242,576. Mr. Currie paid $291,661 to the Company in accordance with the terms of his agreement relating to the use of the Company aircraft, which contemplates pre-funding of certain amounts by Mr. Currie for such use. For more information on travel benefits provided to the Company’s senior executive officers, please see “Compensation Discussion and Analysis—Principal Components of Compensation—Other Benefits and Perquisites; Elimination of Income Tax Gross-ups; Limitations and Changes” above. Per Company policy, all expatriate employees based in Bermuda, including Messrs. O’Donnell, Kelly, and Weinstein, are provided four (4) round trips on “home leave” per year for themselves and each member of their respective families, consistent with Bermuda market practice. Although Mr. Durhager, as a citizen of Bermuda, is not afforded the benefit of “home leave” trips, he is, however, provided use of the corporate aircraft from time to time consistent with the aircraft usage policy applicable to the other Named Executive Officers.

(2)	This column reports the amount of housing-related benefits we provided with respect to the Bermuda residence of each Named Executive Officer, principally consisting of housing lease costs.
(3)	Other benefits include financial, tax, and legal planning expenses, Company automobile expenses, moving expenses and club dues reimbursed by the Company, and Company matching on charitable donations.

Proxy Statement 47

GRANTS OF PLAN-BASED AWARDS TABLE

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during the calendar year ended December 31, 2013.

Name	Grant Date (1)	Approval Date (1)	Plan	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	Closing Price on Grant Date (5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6) ($)
				Target ($)		Maximum ($)		Target (#)	Maximum (#)
Current Executive Officers
Kevin J. O’Donnell	3/01/2013	2/21/2013	Performance	—		—		5,483	13,709	—	87.53	466,066
			Share Plan
	3/01/2013	2/21/2013	2001 Plan	—		—		—	—	16,451	87.53	1,439,956
	7/01/2013	5/14/2013	Performance Share Plan	—		—		7,161	17,904	—	87.27	535,319
	7/01/2013	5/14/2013	2001 Plan	—		—		—	—	21,485	87.27	1,874,996
			Annual	1,608,750		2,413,130		—	—	—	—	—
			Cash Bonus
Peter C. Durhager	3/01/2013	2/21/2013	Performance	—		—		3,451	8,629	—	87.53	293,332
			Share Plan
	3/01/2013	2/21/2013	2001 Plan	—		—		—	—	10,355	87.53	906,373
			Annual	609,840		914,760
			Cash Bonus
Jeffrey D. Kelly	3/01/2013	2/21/2013	Performance	—		—		3,681	9,203	—	87.53	312,897
			Share Plan
	3/01/2013	2/21/2013	2001 Plan	—		—		—	—	22,468	87.53	1,966,624
			Annual	650,375		975,570		—	—	—	—	—
			Cash Bonus
Ian D. Branagan	3/01/2013	2/21/2013	Performance	—		—		2,801	7,004	—	87.53	238,087
			Share Plan
	3/01/2013	2/21/2013	2001 Plan	—		—		—	—	14,118	87.53	1,235,749
			Annual	499,528	(7)	749,292	(7)	—	—	—	—	—
			Cash Bonus
Stephen H. Weinstein	3/01/2013	2/21/2013	Performance	—		—		2,885	7,214	—	87.53	245,228
			Share Plan
	3/01/2013	2/21/2013	2001 Plan	—		—		—	—	8,657	87.53	757,747
			Annual	509,850		764,780		—	—	—	—	—
			Cash Bonus
Former Executive Officer
Neill A. Currie	3/01/2013	2/21/2013	Performance	—		—		9,046	22,616	—	87.53	767,228
			Share Plan
	3/01/2013	2/21/2013	2001 Plan	—		—		—	—	27,139	87.53	2,375,477
			Annual Cash Bonus	1,742,070		2,613,110		—	—	—	—	—
(1)

On February 21, 2013, the Compensation Committee approved its equity compensation determinations for every Named Executive Officer, including restricted shares and performance shares. In accordance with the Company’s customary policy, equity awards were granted on the first business day in March.

48	Proxy Statement

GRANTS OF PLAN-BASED AWARDS TABLE—CONTINUED

(2)

These columns represent the potential performance-based annual incentive bonuses that could have been earned by the Named Executive Officers in respect of 2013 performance assuming target achievement and maximum achievement of the applicable performance metrics. See the discussion above under “Compensation Discussion and Analysis—Principal Components of Compensation—Performance-Based Annual Incentive Bonus” for a detailed description of our performance-based annual incentive bonus program.

(3)

These columns represent the number of performance shares that vest at target achievement and maximum achievement of the performance metrics applicable to such awards. There is no threshold number of shares that may vest. Dividends declared by the Board and paid to holders of the common shares are reserved and payable to holders of performance shares, if at all, at such time as the performance shares vest. See the discussion above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” for a detailed description of the performance share program.

(4)	Dividends declared by the Board and paid to holders of the common shares are payable to holders of service-based vesting restricted shares, including our Named Executive Officers.
(5)

With the exception of the grants made to Mr. O’Donnell on July 1, 2013, the number of restricted shares and target number of performance shares awarded was computed by dividing, as of the grant date, the approved grant value by the closing market price of the common shares on the date of grant. With respect to the grants made to Mr. O’Donnell on July 1, 2013, the number of restricted shares and the target number of performance shares awarded were computed by dividing the approved grant value by $87.27, the closing market price of the common shares on July 1, 2013. See the discussion above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” for a detailed description of the Company’s equity grant practices.

(6)

This column represents the aggregate grant date fair value of stock awards granted to our Named Executive Officers in 2013, determined under FASB ASC Topic 718, Compensation—Stock Compensation. The value of the performance shares is determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of performance shares per tranche on the grant date. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans at Note 17 in its financial statements for 2013, as included in its Annual Report on Form 10-K for 2013, as filed with the SEC. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future serviced-based forfeitures, and do not necessarily correspond to the actual value that might be recognized by the Named Executive Officers.

(7)	Based on Mr. Branagan’s salary on his London secondment of £290,300 converted into U.S. dollars at the average daily exchange rate of 1.56 for the year ended December 31, 2013.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Performance Share Grants

In accordance with Item 402 of Regulation S-K, the value of the performance shares disclosed in the Stock Awards column of the Summary Compensation Table above is determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of performance shares per tranche on the grant date. Such amounts reflect the value of the awards at the grant date based upon the probable outcome of the performance conditions and are consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The following tables show the value of the Named Executive Officers’ 2013 performance share awards on the date of grant assuming both target and maximum achievement of the applicable performance goals. The tables also illustrate that target performance is based upon attainment of total shareholder return for the given measurement period at the 50th percentile among the Company’s peers as described herein.

2013 Annual Performance Share Grants

Name	Target Award ($)	Maximum Award ($)
Current Executive Officers
Kevin J. O’Donnell	480,000	1,200,000
Peter C. Durhager	302,148	755,370
Jeffrey D. Kelly	322,231	805,578
Ian D. Branagan	245,250	613,125
Stephen H. Weinstein	252,608	631,519
Former Executive Officer
Neill A. Currie	791,850	1,979,625

As described above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives,” the performance shares granted in 2013 as part of our annual grant cycle vest over a period of three (3) years, in substantially equal vesting tranches, based upon the Company’s total shareholder return relative to the Company’s peer group in such years, as determined by the Compensation Committee. As described under “Potential Payments Upon a Termination or Change in Control” below, in the case of an executive’s departure from the Company, the executive’s performance shares will not accelerate but will be held through original vesting dates and vest, if at all, based on actual performance, as was the case with Mr. Currie’s 2013 grant.

Special Performance Share Award for Mr. O’Donnell

Name	Year	Target Award ($)	Maximum Award ($)
Kevin J. O’Donnell	2013	625,000	1,562,500

As described above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives,” the special performance share award granted to Mr. O’Donnell in July 2013 vests over a period of four (4) years, in substantially equal vesting tranches, based upon the Company’s total shareholder return relative to the Company’s peer group in such years, as determined by the Compensation Committee. Mr. O’Donnell was also awarded 21,485 restricted shares in July 2013.

In November 2012, Mr. O’Donnell was promoted to President and Global Chief Underwriting Officer, and in connection with such promotion was awarded a special equity award comprised of (i) 19,132 restricted shares and (ii) 15,943 performance shares, which represents the number of performance shares that could

Proxy Statement 49

GRANTS OF PLAN-BASED AWARDS TABLE—CONTINUED

potentially vest if maximum performance is attained (i.e., 250% of target). Mr. O’Donnell’s performance shares are subject to vesting based on total shareholder return relative to our peer group over four (4) years, commencing with 2013. Each vesting tranche is subject to the same total shareholder return hurdles as performance shares granted to our executives as part of the annual grant cycle in 2013 and prior years.

The restricted shares awarded to Mr. O’Donnell in November 2012 and July 2013 each vest in four (4) equal installments on each of the first four (4) anniversaries of the date of grant, provided Mr. O’Donnell has remained continuously employed by the Company on each such vesting date.

In February 2010, Mr. Currie was granted a special performance share award in connection with the restatement and extension of his employment agreement in February 2009. Mr. Currie’s special performance share award is subject to the total shareholder return hurdles and corresponding vesting levels set forth in the following table:

Hurdle	Total Shareholder Return Relative to Peers	Vesting Level (as Percent of Target)
Threshold	35th Percentile	0%
Target	50th Percentile	100%
Maximum	75th Percentile	175%

The Company’s total shareholder return relative to our peer group in 2010, 2011, 2012 and 2013 resulted in a vesting level, as a percentage of target, equal to 164.2% for the 2010 vesting tranche, 175% for the 2011 vesting tranche, and 0% for the 2012 vesting tranche and 0% for the 2013 vesting tranche for an overall payout of 85% of the target award or 48% of the maximum achievable payout. Unlike the performance shares granted to the other Named Executive Officers, Mr. Currie is not entitled to any dividends or other payments on unvested performance shares granted in connection with this special award.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers, which entitle the officers to salary, annual bonus opportunity, participation in our perquisites and benefits programs, and severance payments and benefits upon certain qualifying terminations of employment (as discussed in further detail below under the caption “Potential Payments Upon a Termination or a Change in Control”). Each executive’s employment agreement, other than our Chief Executive Officer’s, runs for year-to-year terms that extend automatically absent thirty days’ notice by either party of such party’s intent not to renew the term. Our Chief Executive Officer’s Restated Employment Agreement runs for an initial four (4) year term that extends automatically for an additional year on an annual basis absent 180 days’ notice by either party of such party’s intent not to renew the term.

Chief Executive Officer Transition

In connection with his appointment to the position of Chief Executive Officer, the Company and Mr. O’Donnell entered into the Restated Employment Agreement. The Restated Employment Agreement provides for an annual base salary of not less than $975,000, a target annual cash bonus equal to 165% of salary, and a target annual equity incentive award of 300% of base salary. The severance provisions applicable upon certain qualifying terminations of employment are substantially the same as those he was entitled to pursuant to his prior employment agreement, except that his severance multiple was increased from 150% to 200%. For more information on the payments and benefits Mr. O’Donnell will be entitled to upon a qualifying termination or a change in control, see the section below captioned “Potential Payments Upon a Termination or Change in Control.”

Following his transition in July 2013, pursuant to the Transition Agreement, Mr. Currie was entitled to receive the payments and benefits set forth in his pre-existing employment agreement with the Company, on their regularly scheduled payment dates, through the date of his retirement on February 22, 2014. The Transition Agreement did not provide Mr. Currie with any compensation or benefits not provided for in his pre-existing employment agreement. Moreover, Mr. Currie’s annual bonus for 2014 (in respect of 2013 performance) was determined based on target performance and, thus, paid out at a factor of 1.0 rather than the actual business performance factor of 1.50. By receiving his cash-based performance bonus at target rather than the actual business performance factor, as afforded to the other Named Executive Officers and applied to varying degrees to employees Company-wide, Mr. Currie’s bonus was reduced by $871,035.

50	Proxy Statement

OPTION EXERCISES AND STOCK VESTED TABLE

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information concerning option exercises by, the vesting of restricted shares and performance shares for, and vesting and settlement of cash-settled restricted stock units held by, our Named Executive Officers during 2013.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Current Executive Officers
Kevin J. O’Donnell	—	—	39,237		3,503,081
Peter C. Durhager	88,498	2,564,941	22,069		1,962,199
Jeffrey D. Kelly	—	—	22,538		1,994,037
	—	—	1,344	(1)	117,640
Ian D. Branagan	86,958	1,641,013	14,376		1,279,943
			1,792		156,854
Stephen H. Weinstein	8,232	351,589	20,227		1,792,081
	—	—	2,240	(1)	196,067
Former Executive Officer
Neill A. Currie	637,892	26,442,054	51,121		4,474,621
(1)

Represents the number of common shares underlying cash-settled restricted stock units granted under the 2010 Restricted Stock Unit Plan, which vested in 2013 and settled in cash equal to the value of such common shares on the vesting date.

Proxy Statement 51

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The information set forth in the table below is as of December 31, 2013:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by shareholders (3)	1,400,092	$58.92	2,977,106
Equity compensation plans not approved by shareholders	—	—	—
	________	______	________
Total	1,400,092	$58.92	2,977,106
(1)	As of December 31, 2013, there were options outstanding to purchase a total of 1,400,092 common shares, which represent 3.2% of the number of common shares outstanding.
(2)

42,906 outstanding performance shares are currently not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be cancelled and will again become available for issuance under the Performance Share Plan. We are not seeking an increase in 2014 in the number of shares authorized under our equity incentive plans because we believe we have a sufficient number of shares to meet our present needs. We anticipate we will need to seek approval of a new equity incentive plan, and associated share pool, during 2015 in connection with the expiration of our 2001 Plan which will occur in February 2016.

(3)	Plans previously approved by the shareholders include the 2001 Plan, the 2004 Plan, the Director Stock Plan, and the Performance Share Plan.

52	Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth the outstanding equity awards held by our Named Executive Officers as of December 31, 2013:

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (3)(4) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (3)(4) ($)
Current Executive Officers
Kevin J. O’Donnell	7,412		—	52.90	3/3/2014	5,572	(6)	542,378	68,596	6,677,135
	250,000	(5)	—	74.24	8/31/2014	9,628	(7)	937,190	—	—
	56,433		—	44.30	1/3/2016	14,123	(8)	1,374,733	—	—
	67,281		—	42.66	3/21/2016	14,349	(10)	1,396,732	—	—
	23,082		—	51.13	3/1/2017	16,451	(9)	1,601,340
	49,559		—	53.86	3/3/2018	21,485	(11)	2,091,350
Peter C. Durhager	29,877		—	51.13	3/1/2017	3,906	(6)	380,210	22,915	2,230,546
	31,165		—	53.86	3/3/2018	6,750	(7)	657,045	—	—
	—		—	—	—	9,482	(8)	922,978	—	—
	—		—	—	—	10,355	(9)	1,007,956	—	—
Jeffrey D. Kelly	—		—	—	—	3,906	(6)	380,210	24,189	2,354,557
	—		—	—	—	6,750	(7)	657,045	—	—
	—		—	—	—	10,113	(8)	984,399	—	—
	—		—	—	—	22,468	(9)	2,187,035	—	—
	—		—	—	—	1,344	(12)	130,825	—	—
Ian D. Branagan	—		—	—	—	2,768	(6)	269,437	17,895	1,741,899
	—		—	—	—	4,783	(7)	465,577	—	—
	—		—	—	—	7,410	(8)	721,289	—	—
	—		—	—	—	14,118	(9)	1,374,246	—	—
	—		—	—	—	1,792	(12)	174,433	—	—
Stephen H. Weinstein	8,708		—	53.96	3/12/2014	2,768	(6)	269,437	18,680	1,818,311
	8,239		—	49.10	3/21/2015	4,783	(7)	465,577	—	—
	34,035		—	37.51	11/4/2015	7,927	(8)	771,614	—	—
	29,160		—	42.66	3/21/2016	8,657	(9)	842,672	—	—
	52,047		—	51.13	3/1/2017	2,240	(12)	218,042	—	—
	31,165		—	53.86	3/3/2018	—		—	—	—
Former Executive Officer
Neill A. Currie (13)	300,000	(5)	—	73.06	7/5/2015	13,844	(6)	1,347,575	101,106	9,841,658
	—		—	—	—	23,918	(7)	2,328,178	—	—
	—		—	—	—	24,852	(8)	2,419,094	—	—
	—		—	—	—	27,139	(9)	2,641,710	—	—

Proxy Statement 53

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE—CONTINUED

(1)

All options were granted under the Company’s 2001 Plan apart from those described in footnote (5). Each option award has a 10-year term and vests in four (4) equal installments (at a rate of 25% per year) from the date of grant. Vesting dates for each option award can be calculated accordingly.

(2)	These amounts were determined based on closing price of the common shares of $97.34 on December 31, 2013, the final business day of calendar year 2013.
(3)

These amounts represent (i) performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained; if threshold performance conditions for a performance share cycle are not achieved, all performance shares pertaining to the performance share cycle will be forfeited and (ii) performance shares granted under the Performance Share Plan that are not eligible to become vested, as the applicable performance conditions were not met, but that remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be forfeited. For a detailed discussion of our performance share program and terms and conditions of the performance shares granted to each of the Named Executive Officers, including the applicable vesting provisions, please see our discussion above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” The number and market value (based on the closing price of the common shares of $97.34 on December 31, 2013, the final business day of calendar year 2013) of the unearned performance shares as of December 31, 2013 that are not eligible to be earned and will be forfeited at the end of three- or four-year vesting period, as applicable, for each of the Named Executive Officers, including performances shares that were cancelled in respect of the 2013 performance period after the February 2014 Board Meeting, is as follows:

Name	Number of Unearned Performance Shares Not Eligible To be Earned	Market Value of Number of Unearned Performance Shares Not Eligible to be Earned
Current Executive Officers
Kevin J. O’Donnell	28,842	$2,807,480
Peter C. Durhager	13,652	$1,328,886
Jeffrey D. Kelly	14,309	$1,392,838
Ian D. Branagan	10,482	$1,020,318
Stephen H. Weinstein	10,935	$1,064,413
Former Executive Officer
Neill A. Currie	76,826	$7,478,243
(4)

These amounts were determined based on the closing price of the common shares of $97.34 on December 31, 2013, the final business day of calendar year 2013. The target number and market value (based on the closing price of the common shares of $97.34 on December 31, 2013, the final business day of calendar year 2013) of the unearned performance shares that are eligible to be earned for each of the Named Executive Officers at December 31, 2013, is as follows:

Name	Target Number of Unearned Shares Eligible to be Earned	Market Value of Target Number of Unearned Shares Eligible to be Earned
Current Executive Officers
Kevin J. O’Donnell	15,901	$ 1,547,803
Peter C. Durhager	3,705	$ 360,664
Jeffrey D. Kelly	3,952	$ 384,688
Ian D. Branagan	2,965	$ 288,613
Stephen H. Weinstein	3,098	$ 301,559
Former Executive Officer
Neill A. Currie	9,712	$ 945,366
(5)

All of these options were granted under our 2004 Plan, have a 10-year term, and cliff vested 100% on the fifth anniversary of the date of grant. Our Compensation Committee terminated the 2004 Plan in August 2007 because it determined that this plan was no longer consistent with our compensation philosophy and objectives; however, all outstanding grants at the time of termination remain outstanding.

(6)	These amounts represent restricted shares granted under the 2001 Plan, which vested on March 1, 2014.
(7)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on March 1, 2014 and 2015.
(8)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on March 1, 2014, 2015 and 2016.
(9)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on March 1, 2014, 2015, 2016 and 2017.
(10)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on November 19, 2014, 2015 and 2016.
(11)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on July 1, 2014, 2015, 2016 and 2017.
(12)

These amounts represent cash-settled restricted stock units granted under the 2010 Restricted Stock Unit Plan, which vested and settled in cash equal to the value of common shares underlying the restricted stock units on March 2, 2014.

(13)

In connection with Mr. Currie’s termination of employment in February 2014, all of his unvested awards of restricted shares vested pursuant to the terms and conditions of his employment agreement (as modified by the Transition Agreement). For additional information, see “Potential Payments Upon a Termination or Change in Control” below.

54	Proxy Statement

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

Severance Payments and Benefits

In connection with the employment agreements as described above and as in effect on December 31, 2013, our continuing Named Executive Officers would have been entitled to certain payments and benefits upon certain qualifying terminations of their employment relationships with us occurring on December 31, 2013. A Named Executive Officer’s employment relationship may be terminated for any of the following reasons: (i) the executive’s death or disability, (ii) by us with or without cause (as defined in the applicable executive’s agreement), (iii) by the executive with or without good reason (as defined in the applicable executive’s agreement), and (iv) after expiration of the term of employment following notice of non-extension by us or by the executive. No benefits are payable upon a termination by us for cause.

Upon a continuing Named Executive Officer’s termination of employment with us occurring on December 31, 2013 (other than a termination by us for cause), and subject to the execution of a mutual general release of claims (if requested by us), the executive would have become entitled to a combination of the following benefits, as illustrated in the Severance Benefits Components Table below:

1.	an amount equal to a percent (the “Percent”) of salary, to be paid in installments over the 12-month period following the termination of employment;

2.	an amount equal to the Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid in substantially equal installments during the 12-month period following the termination of employment;

3.	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to a percent (the “Lump Sum Percent”) of salary to be paid at the end of the 12-month period following the termination of employment;

4.	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to the Lump Sum Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid at the end of the 12-month period following the termination of employment;

5.	a pro-rata amount of the target bonus based on the number of days elapsed from the commencement of the year of termination through and including the date of termination;

6.	continuation of benefits during the 12-month period following the termination of employment; and

7.	vesting of certain equity awards granted under the Company’s stock incentive plans.

The payments and benefits Mr. O’Donnell is entitled to receive pursuant to the Restated Employment Agreement are substantially the same as those he was entitled to receive under his pre-existing employment agreement with the Company, as described above, provided that, the Percent and Lump Sum Percent was increased to 150% and 50%, respectively, from 93.75% and 31.25%. The Percent and Lump Sum Percent for Messrs. Kelly, Branagan, Durhager, and Weinstein are 75% and 25%, respectively. In the event that a qualifying termination (i.e., a termination by the Company without cause or a termination by the executive for good reason) occurs within 12 months following a change in control, the Percent and Lump Sum Percent are 150% and 50%, respectively, for each of the Named Executive Officers.

Section 457A of the Tax Code was enacted in connection with the passage of the United States Emergency Economic Stabilization Act of 2008 and generally requires a taxpayer to include in gross income any deferred compensation attributable to services performed after 2008 and payable by, among others, certain non-U.S. corporations (such as the Company), at the time the taxpayer’s rights to the compensation are no longer conditioned upon the future performance of substantial services. Limited grandfather relief applies with respect to deferred compensation attributable to services performed before 2009, with such amounts generally required to be taken into income no later than 2017. The portion of each Named Executive Officer’s (other than Mr. Kelly’s, who was hired after the enactment of Section 457A of the Tax Code) contractually provided severance benefits described above in clauses (1) (Percent of salary) and (3) (Lump Sum Percent of salary), which we view as consideration for the restrictive covenants contained in the employment agreements (referred to herein as “non-compete consideration”), is subject to Section 457A of the Tax Code as a result of our Bermuda headquarters location. In light of Section 457A of the Tax Code, the Compensation Committee determined to amend the executives’ employment agreements in 2008 to preserve the economics agreed to by each executive and the Company upon the original execution of the employment agreements, while providing for compliance with Section 457A of the Tax Code. The amended agreements provide for yearly pre-payments, commencing in 2010, of any increases in the non-compete consideration to which an executive would become entitled upon a future termination of employment in respect of any salary increase after 2008. Pursuant to Mr. O’Donnell’s Restated Employment Agreement, Mr. O’Donnell will no longer be entitled to receive any yearly pre-payments in future years.

All pre-payments received are subject to clawback and forfeiture in the event the executive ceases to comply with the terms and conditions of their employment agreement, including the non-competition and non-interference covenants described below. Additionally, each of the Named Executive Officer’s employment agreements provide for a Company right to set off against other amounts owing to the executives should they engage in certain activities that are detrimental to the Company after the payment of any pre-payments.

Proxy Statement 55

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL—CONTINUED

As a result of these pre-payments, the portion of the severance benefits representing non-compete consideration eligible for the grandfather relief under Section 457A of the Tax Code (the “vested non-compete consideration”) that will ultimately be paid upon a termination of employment will be frozen at the level of the executive’s salary as of December 31, 2008. If an executive’s employment (other than Mr. Kelly’s) has not otherwise terminated prior to December 31, 2017, the vested non-compete consideration (i.e., an amount equal to the executive’s base salary in effect on December 31, 2008) will instead be paid to the executive on such date, and such vested non-compete consideration shall no longer be payable upon any subsequent termination of employment (although yearly payments representing any future increases in salary will continue until the executive’s ultimate termination of employment).

In order to provide Mr. O’Donnell with the severance benefits described in clauses (1) and (3) above, in light of Mr. O’Donnell no longer being eligible to receive yearly pre-payments, Mr. O’Donnell’s Restated Employment Agreement provides that he will be entitled to receive an additional payment on a qualifying termination equal to (x) 200% (the sum of his Percent and Lump-Sum Percent), less (y) his vested non-compete consideration, less (z) all yearly pre-payments previously received by Mr. O’Donnell, with 75% of this payment to be paid in installments over the 12-month period following the termination of employment and the remaining 25% paid at the end of the 12-month period following the termination of his employment.

56	Proxy Statement

SEVERANCE BENEFITS COMPONENTS TABLE

SEVERANCE BENEFITS COMPONENTS TABLE

	By Us Without Cause		By Executive for Good Reason		Death (1)	Disability	By Executive Without Good Reason (2)	Our Non- Extension of Agreement		Executive’s Non- Extension of Agreement (2)
(i) Percent of Salary	x		x			x	x	x		x
(ii) Percent of Bonus	x		x					x
(iii) Lump Sum Percent of Salary	x		x			x	x	x		x
(iv) Lump Sum Percent of Bonus	x		x					x
(v) Pro-rata Bonus	x		x		x	x		x
(vi) Continuation of Benefits	x		x					x
(vii) Vesting of Awards	x	(3)	x	(3)	x	x		x	(3)
(1)

In addition to the benefits above and as noted in connection with the Summary Compensation Table above, the Company pays premiums on behalf of our Named Executive Officers with respect to life insurance coverage under the Company’s health and benefits plan, with a death benefit that can equal four (4) times the Named Executive Officer’s annual salary up to a maximum of $2.0 million.

(2)	With respect to Mr. Kelly only, such benefits will be provided only to the extent the Company elects to extend the non-competition covenant for up to 12 months beyond the termination date.
(3)

Accelerated vesting applies to all time-vested awards. See “—Treatment of Equity Awards Upon a Termination of Employment or Change in Control” below for a discussion relating to the accelerated vesting of performance-based awards.

The estimated payments and benefits provided to each of our continuing Named Executive Officers upon each type of termination or upon a change in control are summarized in the “Potential Payments Upon a Termination or Change in Control” table below as if the termination or change in control, as applicable, had occurred on December 31, 2013, and using the closing price of our common shares of $97.34 on December 31, 2013. In addition, because the estimated payments are calculated by assuming a termination on December 31, 2013, the pro-rata bonus amounts in the “Potential Payments Upon a Termination or Change in Control” table below reflect an accrual for a full calendar year. Actual amounts payable following a termination or change in control could differ from the amounts shown, perhaps significantly, and would depend on the particular facts and circumstances pertaining at the time.

Treatment of Equity Awards Upon a Termination of Employment or Change in Control

Pursuant to the Named Executive Officers’ employment agreements (including Mr. Currie’s Transition Agreement) as in effect on December 31, 2013, all time-vested equity awards would have vested in full upon the executive’s death, a termination due to the executive’s disability, a voluntary termination by the executive for good reason, an involuntary termination without cause, or a Company non-renewal, in each case on or prior to December 31, 2013. All options and awards outstanding also vest upon a change in control pursuant to the terms of such plans.

The following table sets forth the treatment of our outstanding performance shares upon certain termination events and a change in control as of December 31, 2013. Other than as set forth in the table, performance shares that remain unvested as of any termination of employment will be forfeited.

	Death; Disability; By Us Without Cause; By Executive for Good Reason; Retirement (1)	Change in Control
Shares as to which the Performance Period Has Ended	Full vesting and waiver of remaining service condition	Full vesting and waiver of remaining service condition
Shares Remaining Subject to Performance Vesting	Remain outstanding until the completion of the performance period, and vest based on the actual level of the attainment of the applicable performance goals	Immediate full vesting assuming target performance or, if greater, based on pro-forma performance over the entire performance period extrapolated from the performance run rate through the end of the fiscal year preceding the change in control
(1)

A termination by the executive without “good reason” will qualify as a “retirement” if the executive’s employment is terminated by the executive following the later of the date on which (i) the sum of the executive’s age and years of service with the Company equals 65 and (ii) the executive has first completed five years of service with the Company.

Proxy Statement 57

SEVERANCE BENEFITS COMPONENTS TABLE—CONTINUED

Restrictive Covenants

Under the Named Executive Officers’ employment agreements (including, Mr. Currie’s Transition Agreement), during the term of employment and for the 12-month period following any termination of employment (or, for Mr. Currie, the 18-month period following his retirement on February 22, 2014), each executive is subject to non-competition and non-interference covenants; provided that for Mr. Kelly only, the non-competition covenant will extend beyond a termination without good reason or due to an employee non-renewal only to the extent that the Company elects to pay Mr. Kelly the Percent and Lump Sum Percent of salary (or prorated portion thereof for an extension for a period less than 12 months). Generally, the non-competition covenant prevents the executive from engaging in activities competitive with our business or the business of our affiliates, and the non-interference covenant prevents the executive from soliciting or hiring our employees or those of our affiliates or service providers and from inducing any of our customers, suppliers, licensees, or other business relations or those of our affiliates, to cease doing business with, or reduce the amount of business conducted with, us or our affiliates, or in any other manner interfering with our relationship with such parties. The Named Executive Officers’ employment agreements also contain standard confidentiality and invention assignment provisions as well as indemnification protection generally to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

58	Proxy Statement

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The information set forth in the table below is as of December 31, 2013, and therefore includes the accelerated vesting of certain awards that have vested following year-end and prior to the date of this proxy statement.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)		Executive Resignation Without Good Reason ($)	Death ($)	Disability ($)	Change in Control (1) ($)
Kevin J. O’Donnell
	Salary (2)	1,575,000	1,575,000		625,000	—	1,575,000	—
	Bonus	6,435,000	6,435,000		—	1,608,750	1,608,750	—
	Accelerated Vesting of Awards (3)(5)	10,410,708	—	(4)	—	10,410,708	10,410,708	16,621,041
	Life Insurance	—	—		—	2,000,000	—	—
	Continuation of Health Benefits	34,374	34,374		—	—	—	—

	Total:	18,455,082	8,044,374		625,000	14,019,458	13,594,458	16,621,041

Peter C. Durhager
	Salary (2)	324,500	804,000		324,500	—	324,500	—
	Bonus	1,524,600	2,439,360		—	609,840	609,840	—
	Accelerated Vesting of Awards (3)(5)	3,723,547	—	(4)	—	3,723,547	3,723,547	3,723,547
	Life Insurance	—	—		—	1,918,000	—	—
	Continuation of Health Benefits	22,916	22,916		—	—	—	—

	Total:	5,595,563	3,266,276		324,500	6,251,387	4,657,887	3,723,547

Jeffrey D. Kelly
	Salary (2)	591,250	1,182,500		591,250	—	591,250	—
	Bonus	1,625,938	2,601,500		—	650,375	650,375	—
	Accelerated Vesting of Awards (3)(5)	5,135,464	—	(4)	—	5,135,464	5,135,464	5,135,464
	Life Insurance	—	—		—	2,000,000	—	—
	Continuation of Health Benefits	17,659	17,659		—	—	—	—

	Total:	7,370,311	3,801,659		591,250	7,785,839	6,377,089	5,135,464

Ian D. Branagan
	Salary (2)	260,000	738,647		260,000	—	260,000	—
	Bonus	1,316,278	2,106,045		—	526,511	526,511	—
	Accelerated Vesting of Awards (3)(5)	3,594,766	—	(4)	—	3,594,766	3,594,766	3,594,766
	Life Insurance	—	—		—	1,914,587	—	—
	Continuation of Health Benefits	22,916	22,916		—	—	—	—

	Total:	5,193,960	2,867,608		260,000	6,035,864	4,381,277	3,594,766

Steven H. Weinstein
	Salary (2)	324,500	788,000		324,500	—	324,500	—
	Bonus	1,274,625	2,039,400		—	509,850	509,850	—
	Accelerated Vesting of Awards (3)(5)	3,180,195	—	(4)	—	3,180,195	3,180,195	3,180,195
	Life Insurance	—	—		—	1,854,000	—	—
	Continuation of Health Benefits	22,916	22,916		—	—	—	—

	Total:	4,802,236	2,850,316		324,500	5,544,045	4,014,545	3,180,195

(1)

Other than the vesting of certain equity awards under the terms of our equity incentive plans and employment agreements as quantified in the “Change in Control” column, none of our Named Executive Officers is entitled to any additional compensation solely as a result of the occurrence of a change in control.

(2)

Consistent with the termination provisions of the Named Executive Officers’ employment agreements, amounts shown under “Salary” are based on multiples (as set forth in each of the Named Executive Officers’ respective employment agreement) of the salaries for the Named Executive Officers in effect as of December 31, 2008 (or for Mr. Kelly, December 31, 2013). Please see the narrative discussion above for detail on the payment and benefits to which the Named Executive Officer would be entitled upon a termination of employment. In addition, Mr. Branagan’s December 31, 2013 salary has been converted from pounds sterling into U.S. dollars at the prevalent exchange rate of 1.65 on that date.

Proxy Statement 59

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL—CONTINUED

(3)

Please see the narrative discussion above under “—Treatment of Equity Awards Upon a Termination of Employment or Change in Control” for more detail. The amount shown for Accelerated Vesting of Awards represents the sum of:

•	restricted share awards that had not yet vested at December 31, 2013, valued at the closing market of $97.34 per share value on December 31, 2013;

•	cash-settled restricted stock units that had not yet vested at December 31, 2013, valued at $97.34 per share; and

•	equity awards granted pursuant to the Performance Share Plan valued at the closing market value of $97.34 per share on December 31, 2013.

(4)

Please see the column titled “Change in Control” for the value attributable to accelerated vesting of equity awards upon a change in control under the terms of our equity incentive plans and employment agreements, which would be realized by the executives regardless of whether they suffered a termination of employment in connection with such change in control.

(5)

For each of the continuing Named Executive Officers, if the termination or change in control event were to have occurred on March 18, 2014, instead of December 31, 2013, reflecting annual performance incentive grants, vesting and dispositions for withholding on and about March 1, 2014 the value of the accelerated vesting of awards would be as follows, based on the Named Executive Officers unvested equity balances and our per-share market value of $97.73 at March 18, 2014.

Name	Before Change in Control Termination w/o Cause or for Good Reason, Death, and Disability	Change in Control
Kevin J. O’Donnell	$11,260,744	$17,428,147
Peter C. Durhager	$ 3,565,679	$3,565,679
Jeffrey D. Kelly	$ 4,611,879	$4,611,879
Ian D. Branagan	$ 3,343,832	$3,343,832
Stephen H. Weinstein	$ 2,933,659	$2,933,659

Termination Payments and Benefits for Neill A. Currie

In connection with our succession planning process and pursuant to the Transition Agreement, Mr. Currie resigned from his role as our Chief Executive Officer and as a member of our Board on July 1, 2013. Mr. Currie remained employed by the Company through February 22, 2014, the scheduled expiration date of his pre-existing employment agreement with the Company. The Transition Agreement did not provide Mr. Currie with any compensation or benefits not provided for in his pre-existing employment agreement.

In connection with Mr. Currie’s retirement on February 22, 2014, following the execution of a mutual release of claims with the Company, Mr. Currie received the following amounts, payable in a lump-sum, pursuant to the terms of Mr. Currie’s pre-existing employment agreement and the Transition Agreement with the Company: (i) $1,216,800, representing 150% of Mr. Currie’s base salary in effect on December 31, 2008; (ii) $3,632,216, representing 150% of the greater of (x) Mr. Currie’s target annual bonus for 2014 and (y) the actual annual bonus paid to Mr. Currie in 2013 in respect of 2012 performance; (iii) $252,958, representing a pro-rata amount of Mr. Currie’s annual bonus (which for this purpose, was based on Mr. Currie’s 2013 target annual bonus), based on the number of days then elapsed in 2014. Subject to Mr. Currie’s compliance with the non-competition and other post-termination obligations described above, following the completion of the 18-month period following his retirement, he will be entitled to receive each of the following, payable in a lump-sum: (A) $405,600, equal to 50% of Mr. Currie’s base salary in effect on December 31, 2008; and (B) $1,210,739, representing 50% of the greater of (1) Mr. Currie’s target annual bonus for 2014 and (2) the actual annual bonus paid to Mr. Currie in 2013 in respect of 2012 performance. During the 18-month period following Mr. Currie’s retirement, he is entitled to receive continuation of his employment benefits. These benefits constitute health coverage and other benefits and have an estimated value of $25,000. Furthermore, pursuant to the Transition Agreement, Mr. Currie is also entitled to receive (a) reimbursement for reasonable costs incurred in repatriating to the United States as well as use of the Company’s personal tax services for the preparation of his 2014 tax return, which are estimated to have a value of $25,000 and $15,000, respectively, and (b) continued participation in the Company’s health plan at Mr. Currie’s sole expense until the earliest to occur of (X) the date Mr. Currie reaches age 65, or with respect to a covered dependent, the date such covered dependent reaches age 65, (Y) the date Mr. Currie becomes eligible for coverage under another employer’s health plan, and (Z) the date Mr. Currie breaches any term of his pre-existing employment agreement or the Transition Agreement. Upon Mr. Currie’s retirement, each of his outstanding unvested time-vested equity awards fully vested and the service condition on any outstanding performance shares for which the performance period had ended was waived. In addition, all outstanding performance shares for which the applicable performance period was not yet completed will remain outstanding until the completion of the performance period and will vest based on the actual level of the attainment of the applicable performance goals. The value of Mr. Currie’s accelerated vesting of outstanding unvested equity awards, including assumed target performance for all outstanding performance shares for which the applicable performance period was not yet completed as of February 22, 2014, and our per share market value of $94.96 (the closing price of our common shares on February 21, 2014) was $9,445,101.

60	Proxy Statement

DIRECTOR COMPENSATION TABLE AND COMPENSATION INFORMATION

DIRECTOR COMPENSATION TABLE AND COMPENSATION INFORMATION

The following table sets forth information concerning director compensation paid during 2013:

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Total ($)
David C. Bushnell	85,000	124,993	209,993
James L. Gibbons	100,000	124,993	224,993
Brian G. J. Gray (4)	63,750	124,957	188,707
Jean D. Hamilton	95,000	124,993	219,993
Henry Klehm III	110,000	124,993	234,993
Ralph B. Levy	170,000	249,986	419,986
W. James MacGinnitie	85,000	124,993	209,993
Anthony M Santomero	105,000	124,993	229,993
Nicholas L. Trivisonno	85,000	124,993	209,993
Edward J. Zore	85,000	124,993	209,993
Thomas A. Cooper (5)	21,250	124,993	146,243

(1)	Information for Messrs. O’Donnell and Currie, who each served on the Board in 2013, is not included in this table because they did not receive additional compensation for services they rendered as a member of our Board. Information regarding Messrs. O’Donnell’s and Currie’s compensation is set forth herein under the headings “Compensation Discussion and Analysis” and “Summary Compensation Table.”
(2)	Amounts shown reflect annual retainer and annual committee chair retainer, as described below.
(3)	This column represents the aggregate grant date fair value of awards granted to our directors in 2013, determined under FASB ASC Topic 718, Compensation—Stock Compensation. The value of the service-based vesting restricted shares is determined based on the closing price of our common shares on the grant date. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans at Note 17 in its financial statements for 2013, as included in its Annual Report on Form 10-K for 2013, as filed with the SEC. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do not necessarily correspond to the actual value that might be recognized by the directors. Each of Messrs. Bushnell, Gibbons, Klehm, MacGinnitie, Santomero, Trivisonno, and Zore, and Ms. Hamilton, received 1,428 restricted shares, while Mr. Levy received 2,856 restricted shares, in each case vesting ratably over three years on each anniversary of the grant date. In addition Mr. Gray received 1,454 restricted shares on his election to the Board. Messrs. Bushnell, Gibbons, Klehm, Santomero and Zore and Ms. Hamilton each have 3,003 restricted shares as of December 31, 2013. Mr. Levy has 5,731 restricted shares as of December 31, 2013. Mr. Gray has 1,454 restricted shares as of December 31, 2013. Mr. MacGinnitie has 3,280 restricted shares as of December 31, 2013. Mr. Trivisonno has 6,566 options outstanding and 3,003 restricted shares as of December 31, 2013. Dividends declared by the Company’s Board and paid to holders of the common shares are payable to holders of service-based vesting restricted shares, including our directors.
(4)	Mr. Gray was appointed as a member of our Board on May 14, 2013.
(5)	Mr. Cooper retired as a member of our Board on May 14, 2013.

Director Compensation

Cash Retainer. In February 2013, the Compensation Committee approved, and the full Board ratified, effective for the 2013 fiscal year, an increase in the cash annual retainer to $85,000 for all directors, except the Non-Executive Chair of the Board, and an increase in the annual retainer for the Non-Executive Chair of the Board to $170,000, two-times the standard cash annual retainer, based on the additional responsibilities and duties of this position. In connection with the increase in the annual cash retainers, the Compensation Committee eliminated all meeting fees. This was the first change to the compensation paid to our Independent Directors since 2010; prior to this change, our last increase in general director compensation was in 2006. Additionally, the Compensation Committee approved, and the full Board ratified, an increase in the annual grant of restricted shares to $125,000 for each of the Independent Directors (with the exception of Mr. Levy who, as Non-Executive Chair of the Board, will receive $250,000, two-times the standard grant of restricted shares) and an increase in the annual committee chair cash retainer to

$20,000 for the Chairs of each of the Compensation Committee and the Investment and Risk Management Committee. The Chair of the Audit Committee receives a committee chair cash retainer of $30,000. The changes to director compensation made during 2013 were recommended to the Board by Mercer after review and consideration of peer company practices, evolving industry practices, and the time demands on our directors. After receiving an update on industry practices from Mercer and reviewing the prior changes made, it was decided that no changes to director compensation would be made for 2014.

Additionally, we reimburse all directors for expenses incurred in connection with service on the Board, including reimbursement of expenses incurred in connection with attending educational seminars. Further, the Non-Executive Chair of the Board is reimbursed for expenses incurred in connection with attendance at certain industry events and functions. Generally, spousal travel on our corporate aircraft in connection with a business-related trip of a director is

Proxy Statement 61

DIRECTOR COMPENSATION TABLE AND COMPENSATION INFORMATION—CONTINUED

permitted, with spousal travel added to the director’s reported U.S. federal income, as applicable, based on the standard industry fare level valuation method. There is no incremental cost to the Company for providing this benefit.

Equity Awards. As with our Named Executive Officers, it is the philosophy of our Compensation Committee to weight directors’ compensation heavily in equity-based awards in order to align the interests of the directors with the long-term interests of our shareholders. In addition to annual grants, the Director Stock Plan also authorizes our Compensation Committee to make grants to Independent Directors to address special circumstances, such as when one or more Independent Directors are called upon to provide services to us in excess of the level of services required of our Independent Directors generally. No such discretion was exercised during 2013. Our Compensation Committee may also exercise discretionary authority to make awards to any Independent Director who is first elected to our Board, as was done for Mr. Gray in 2013.

Grants of restricted shares to Independent Directors generally vest over a three-year term. Currently issued but restricted shares generally accelerate and vest on a director’s separation from service on the Board unless a director is requested to depart the Board for cause, in which case such restricted shares are forfeited.

Since 2004, the practice of our Compensation Committee has been to refrain from granting stock options to Independent Directors. Existing awards of stock options would be required to be exercised within 30 days following the termination of any director’s service, or would expire and be forfeited.

Upon Mr. Cooper’s retirement, pursuant to the terms of Director Stock Plan, all outstanding equity awards held by him immediately accelerated and vested.

Director Equity Ownership Policy

We maintain an equity ownership policy under which our Independent Directors are expected to maintain ownership levels of common shares having a value equal to five times the then-current annual retainer. Until and unless ownership requirements are satisfied, an Independent Director is not permitted to sell any of the equity granted to such individual. We believe that this policy further aligns the interests of our Independent Directors with those of our shareholders, and we expect to continue this policy in the future. Our Compensation Committee retains discretion to waive non-compliance with this policy in light of an individual director’s particular facts and circumstances from time to time.

62	Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bye-laws provide that our Board designates the number of directors constituting the Board, and that there should be at least eight and no more than eleven members. Currently, that number has been fixed by the Board at eleven. The Board consists of three classes, with directors of one class elected each year, for terms extending to the annual general meeting of shareholders held in the third year following the year of their election.

Board of Directors Criteria

As described more fully above under “Corporate Governance—Director Qualifications and Director Nominee Considerations,” our Board regularly reviews the biographical backgrounds, particular skills and experience of its current members and potential nominees, as applicable, in connection with the ongoing evaluation of the composition of the Board. Our Corporate Governance Guidelines do not establish specific criteria for individual directors, and rather summarize the long-held belief of the Board that a myriad and diverse set of skills, experience and backgrounds amongst the various members of the Board are key components to a well-functioning Board and organization. The biographies above of each nominee and each continuing director contain information regarding the person’s service as a director on our Board, his or her business experience, director positions at other companies held currently or at any time during the last five years, and aspects of each person’s applicable respective qualifications and experience.

The nominees to serve as Class I Directors will, if elected, serve terms scheduled to expire in 2017. The names of the four (4) persons who have been nominated to stand for election at the Annual Meeting and the remaining directors whose terms are continuing until the 2015 or 2016 annual general meetings of shareholders are as follows:

NOMINEES

Class I Directors (whose terms, if elected, expire in 2017):

Name	Age
David C. Bushnell	59
James L. Gibbons	50
Jean D. Hamilton	67
Anthony M. Santomero	67

CONTINUING DIRECTORS

Class II Directors (whose terms expire in 2015):

Name	Age
Brian G. J. Gray	51
W. James MacGinnitie	75
Kevin J. O’Donnell	47

Class III Directors (whose terms expire in 2016):

Name	Age
Henry Klehm III	55
Ralph B. Levy	68
Nicholas L. Trivisonno	66
Edward J. Zore	68

Recommendation and Vote

The nominees for election to serve as a Class I director at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors up to the maximum number of directors (4) to be chosen at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES FOR THE ELECTION OF MR. BUSHNELL, MR. GIBBONS, MS. HAMILTON AND MR. SANTOMERO.

Proxy Statement 63

PROPOSAL 2: APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

PROPOSAL 2: APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are submitting to our shareholders this advisory vote, commonly known as a “say on pay” proposal, relating to the compensation of our Named Executive Officers as disclosed above in this Proxy Statement, which gives shareholders another mechanism to convey their views about our compensation programs and policies. We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. Although your vote on executive compensation is not binding on the Board or the Company, the Board values the views of the Company’s shareholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. The following resolutions will be submitted for a shareholder vote at our Annual Meeting:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers listed in the 2013 Summary Compensation Table included in the Proxy Statement for the 2014 Annual General Meeting of Shareholders, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in the Proxy Statement under the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

Recommendation and Vote

Approval of the Say on Pay Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

64	Proxy Statement

PROPOSAL 3: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND TO REFER TO THE DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS

PROPOSAL 3: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND TO REFER TO THE DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS

Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2014 fiscal year and until the 2015 Annual General Meeting of Shareholders. Ernst & Young Ltd. served as our independent auditors for the 2013 fiscal year. A representative of Ernst & Young Ltd. will attend the Annual Meeting and will be available to respond to questions and may make a statement if the representative so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board.

Fees billed to us by Ernst & Young Ltd. during the 2013 and 2012 fiscal years:

Audit Fees

Audit Fees billed to us by Ernst & Young Ltd. during our 2013 and 2012 fiscal years for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and

(d) assistance with and review of documents filed with the SEC (including comfort letters and consents) $3,733,080 and $3,517,379, respectively.

Audit-Related Fees

Audit-Related Fees billed to us by Ernst & Young Ltd. totaled $97,444 and $95,533, respectively, during our 2013 and 2012 fiscal years. Fees billed in both 2013 and 2012 were principally derived from audits of our employee benefits plans.

Tax Fees

Fees billed to us by Ernst & Young Ltd. during our 2013 and 2012 fiscal years for all tax-related services rendered to us totaled $nil for each year.

All Other Fees

Ernst & Young Ltd. did not perform any other services for RenaissanceRe during our 2013 or 2012 fiscal years.

The Audit Committee must pre-approve all audit services and permitted non-audit services performed for RenaissanceRe by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. All engagements of Ernst & Young Ltd. to provide audit and audit-related services to RenaissanceRe during 2013 were pre-approved by the Audit Committee.

The Audit Committee may form and delegate authority to subcommittees, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors. The Audit Committee has the sole authority to hire and employ our auditors, subject to approval and ratification by the shareholders. The Audit Committee regularly reviews the auditors’ work plan, bills, and work product. Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

Recommendation and Vote

Approval of our Independent Auditors Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LTD. AS INDEPENDENT AUDITORS FOR THE 2014 FISCAL YEAR, AND TO REFER THE DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS.

Proxy Statement 65

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

Our Annual Report to Shareholders for the year ended December 31, 2013, including financial statements for the year ended December 31, 2013, and the auditors’ report thereon, has been made available to all shareholders. The financial statements and auditors’ report will be formally presented at the Annual Meeting, but no shareholder action is required thereon.

As of the date of this Proxy Statement, we have no knowledge of any business, other than that which we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2015 Annual General Meeting of Shareholders

Shareholder proposals must be received in writing by the Corporate Secretary of RenaissanceRe no later than December 11, 2014, and must comply with the requirements of the Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and proxy card relating to the Annual General Meeting of Shareholders to be held in 2015. Such proposals should be directed to the attention of the Corporate Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HM GX, Bermuda. Shareholders who intend to nominate persons for election as directors at our annual general meetings of shareholders must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that annual general meeting of shareholders. These provisions require, among other things, that written notice from no fewer than twenty shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe be received by the Corporate Secretary of RenaissanceRe not less than 60 days prior to the annual general meeting of shareholders.

If a shareholder proposal is introduced at the 2015 Annual General Meeting of Shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before February 24, 2015, as required by SEC Rule 14a-4(c)(1) of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2015 Annual General Meeting of Shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of any such proposal is to be sent to the above address.

Householding of Annual Meeting Materials

The SEC has enacted a rule that allows multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, prospectuses and other disclosure documents if they consent to do so. This is known as “Householding.” We will allow Householding only upon certain conditions. Some of those conditions are:

•	You agree to, or do not object to, the Householding of your materials; and

•	You have the same last name and exact address as another investor(s).

If these conditions are met, and SEC regulations allow, your household will receive a single copy of annual reports, proxy statements, prospectuses and other disclosure documents.

You may revoke a prior Householding consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. We will remove you from the Householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document. Shareholders sharing an address and wishing to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above if they are record holders.

66	Proxy Statement

ANNEX A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ANNEX A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The Company has included certain non-GAAP financial measures in this Proxy Statement within the meaning of Regulation G. The Company has consistently provided these financial measurements in previous investor communications and the Company’s management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between periods and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.

The Company uses “operating income available to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income available to RenaissanceRe common shareholders” differs from “net income available to RenaissanceRe common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments from continuing and discontinued operations, and net other-than-temporary impairments from continuing operations and, commencing in 2013, also excludes net realized and unrealized gains and losses on investments-related derivatives. Prior to 2013, investments-related derivative net realized and unrealized gains and losses were included in net investment income and were also included in the calculation of operating income available to RenaissanceRe common shareholders and related measures. The Company’s management believes that “operating income available to RenaissanceRe common shareholders” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s fixed maturity investment portfolio and equity investments trading. The Company also uses “operating income available to RenaissanceRe common shareholders” to calculate “operating income available to RenaissanceRe common shareholders per common share—diluted” and “operating return on average common equity.

The following is a reconciliation of: 1) net income available to RenaissanceRe common shareholders to operating income available to RenaissanceRe common shareholders; 2) net income available to

RenaissanceRe common shareholders per common share—diluted to operating income available to RenaissanceRe common shareholders per common share—diluted; and 3) return on average common equity to operating return on average common equity:

Twelve months ended	December 31, 2013	December 31, 2012
Net income available to RenaissanceRe common shareholders	$665,676	$566,014
Adjustment for net realized and unrealized gains on investments	(35,058)	(163,991)
Adjustment for net other-than-temporary impairments	—	343

Operating income available to RenaissanceRe common shareholders	$630,618	$402,366

Net income available to RenaissanceRe common shareholders per common share—diluted	$14.87	$11.23
Adjustment for net realized and unrealized gains on investments	(0.79)	(3.31)
Adjustment for net other-than-temporary impairments	—	0.01

Operating income available to RenaissanceRe common shareholders per common share—diluted	$14.08	$7.93

Return on average common equity	20.5%	17.7%
Adjustment for net realized and unrealized gains on investments	(1.1)%	(5.1)%

Operating return on average common equity	19.4%	12.6%

Proxy Statement A-1

ANNEX A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES—CONTINUED

The Company has also included in this Proxy Statement “tangible book value per common share” and “tangible book value per common share plus accumulated dividends.” “Tangible book value per common share” is defined as book value per common share excluding goodwill and intangible assets per share; “tangible book value per common share plus accumulated dividends” is defined as book value per common share excluding goodwill and intangible assets per share, plus accumulated dividends. “Tangible book value per common share” differs from book value per common share, which the Company believes is the most directly comparable GAAP measure, due to the exclusion of goodwill and intangible assets per share. “Tangible book value per common share plus accumulated dividends” differs from book value per common share, which the Company believes is the most directly comparable GAAP measure, due to the exclusion of goodwill and intangible assets per share and the inclusion of accumulated dividends.

The Company’s management believes “tangible book value per common share” and “tangible book value per common share plus accumulated dividends” are useful to investors because they provide a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets. The following is a reconciliation of book value per common share to tangible book value per common share and tangible book value per common share plus accumulated dividends:

Twelve months ended	December 31, 2013	December 31, 2012
Book value per common share	$80.29	$68.14
Adjustment for goodwill and other intangibles (1)	(0.85)	(0.86)

Tangible book value per common share	79.44	67.28
Adjustment for accumulated dividends	13.12	12.00

Tangible book value per common share plus accumulated dividends	$92.56	$79.28

Annual change in book value per common share	17.8%	15.0%
Annual change in tangible book value per common share plus change in accumulated dividends	19.7%	17.0%

(1)

At December 31, 2013 and 2012, goodwill and other intangibles included $29.2 million and $30.4 million, respectively, of goodwill and other intangibles included in investments in other ventures, under equity method.

A-2	Proxy Statement

RENAISSANCERE HOLDINGS LTD.

12 CROW LANE

PEMBROKE HM19, BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Monday, May 19, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Monday, May 19, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M56262-P37807                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RENAISSANCERE HOLDINGS LTD.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

	01				David C. Bushnell 02 James L. Gibbons 03 Jean D. Hamilton 04 Anthony M. Santomero
The Board of Directors recommends you vote FOR Proposals 2 and 3.						For	Against	Abstain
2.	The approval, by a non-binding advisory vote, of the compensation of the Named Executive Officers of RenaissanceRe Holdings Ltd as disclosed in the Proxy Statement.					☐	☐	☐
3.

To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2014 fiscal year and until our 2015 Annual General Meeting of Shareholders and to refer the determination of the auditor’s remuneration to the Board of Directors.

						☐	☐	☐

NOTE: PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Please be sure to sign and date this Proxy.

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign your name or names exactly as it appears on the share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

M56263-P37807

RENAISSANCERE HOLDINGS LTD.

This Proxy is solicited on behalf of

RenaissanceRe Holdings Ltd. in connection with its

Annual General Meeting of Shareholders to be held on May 20, 2014

The undersigned shareholder of RenaissanceRe Holdings Ltd. (the “Company”) hereby appoints Jeffrey D. Kelly, Mark A. Wilcox, Stephen H. Weinstein and Gareth S. Bahlmann, and each of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and vote as designated in this Proxy, all of the common shares, $1.00 par value per share (the “Common Shares”), of the Company held of record by the undersigned shareholder on March 18, 2014 at the Annual General Meeting of Shareholders of the Company to be held on May 20, 2014, and at any adjournment or postponement thereof (the “Annual Meeting”), with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies, and each of them, are authorized to vote such Common Shares upon such other business as may properly come before the Annual Meeting.

THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

(Continued and to be marked, dated and signed on the other side)